Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among
KLX ENERGY SERVICES HOLDINGS, INC.
as Buyer,
and
GREENE’S HOLDING CORPORATION
as Seller

dated
March 8, 2023

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions    1
1.2    Construction    1
ARTICLE II
PURCHASE PRICE; CLOSING
2.1    Purchase and Sale of Equity Interests    2
2.2    Payment of Transaction Costs    2
2.3    Closing    2
2.4    Seller’s Other Deliverables    3
2.5    Buyer’s Other Deliveries    4
2.6    Escrow Account    5
2.7    Withholding    6
ARTICLE III
STOCK CONSIDERATION ADJUSTMENT
3.1    Estimated Stock Consideration    6
3.2    Final Stock Consideration Determination    6
3.3    Final Stock Consideration Adjustment Procedures    8
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    Organization    9
4.2    Authority; Enforceability    9
4.3    Consents; Absence of Conflicts    9
4.4    Title    10
4.5    Brokers’ Fees; Expenses    10
4.6    No Legal Proceedings    10
4.7    Investment Representation    11
4.8    Restrictions on Transfer or Sale of Securities    11
4.9    No Review    12
4.10    No Other Representations; Disclaimer    12
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY
5.1    Organization; Good Standing    13
5.2    Qualification; Power    13
5.3    Capitalization; Subsidiaries    13
5.4    Absence of Changes    14
5.5    Real Property    16
5.6    Personal Property    17
5.7    Permits    18
5.8    Contracts    18
5.9    Intellectual Property    21
5.10    Accounts Receivable and Accounts Payable    24
5.11    Brokers’ Fees; Expenses    25
    i

5.12    Financial Statements    25
5.13    No Undisclosed Liabilities    26
5.14    Taxes    26
5.15    Inventory    29
5.16    Litigation    29
5.17    Product and Service Warranty    29
5.18    Employees; Employee Relations    30
5.19    Employee Benefit Matters    32
5.20    Environmental Matters    34
5.21    Powers of Attorney    36
5.22    Insurance    36
5.23    Books and Records    36
5.24    Assets Necessary to the Company Business    36
5.25    Debt    36
5.26    Customers and Suppliers.    36
5.27    Compliance with Legal Requirements    37
5.28    Affiliate Transactions    38
5.29    Unlawful Payments    38
5.30    No Foreign Operations    39
5.31    Government Contracts    39
5.32    Bankruptcy    39
5.33    No Other Representations; Disclaimer    39
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
6.1    Organization    40
6.2    Qualification; Power    40
6.3    Authority; Enforceability    40
6.4    Consents; Absence of Conflicts    41
6.5    Capitalization    41
6.6    Buyer SEC Reports; Financial Statements    42
6.7    Listing Exchange    43
6.8    Brokers’ Fees    43
6.9    Form S-3    43
6.10    Litigation    44
6.11    Auditor Independence    44
6.12    No Material Adverse Effect    44
6.13    Unlawful Payments    44
6.14    Investment Company    45
6.15    Registration Rights    45
6.16    Compliance with Legal Requirements    45
6.17    Material Contracts    46
6.18    Collective Bargaining Agreements    46
6.19    Tax    46
6.20    Independent Investigation    46
6.21    No Other Representations and Warranties; Disclaimer    47
ARTICLE VII
COVENANTS
7.1    Limited Survival; Certain Waivers    48
7.2    Use of Name    50
7.3    Further Assurances    50
7.4    Confidentiality    51

7.5    Tax Matters    51
7.6    Books and Records    53
7.7    Publicity    54
7.8    R&W Insurance Policy    54
7.9    Post-Closing Proceeds    54
7.10    Lock-Up of Closing Adjustment Shares    55
7.11    Financial Information    55
7.12    D&O Matters    56
7.13    Employees; Contractors    56
7.14    Specified Litigation Proceedings    58
7.15    Release of Seller Guarantees    58
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification of the Buyer Indemnified Parties    59
8.2    Indemnification of the Seller Indemnified Parties    59
8.3    Limitations    59
8.4    Indemnification Procedure for Third-Party Claims    60
8.5    Indemnification Procedure for Direct Claims    62
8.6    Survival of Indemnification Claims    63
8.7    Recovery    63
8.8    Escrow Account Indemnification Procedures    63
8.9    Tax Treatment    64
ARTICLE IX
MISCELLANEOUS
9.1    Assignment    64
9.2    Notices    64
9.3    Choice of Law; Jurisdiction; Venue; Jury Waiver    66
9.4    Waiver of Compliance; Consents    66
9.5    Expenses    66
9.6    Completion of Schedules    66
9.7    Invalidity    66
9.8    Third-Party Beneficiaries    67
9.9    Non-Recourse    67
9.10    No Presumption Against Any Party    67
9.11    Specific Performance    68
9.12    Waiver of Conflicts    68
9.13    Fraud    68
9.14    Counterparts    69
9.15    Entire Agreement; Amendments    69

Schedules

Schedule 1.1(a)	–	Aged Receivables
Schedule 1.1(b)	–	Terminated Consulting Contract Costs
Schedule 1.1(c)	–	Excluded Liabilities and Other Items
Schedule 1.1(d)	–	Permitted Liens
Schedule 1.1(e)	–	Specified Litigation
Schedule 1.1(f)	–	Specified Remediation Matters
Schedule 2.4(d)	–	Required Approvals
Schedule 3.1(a)	–	Net Working Capital Calculation Mechanics
Schedule 4.3(a)	–	Seller Required Consents and Notices
Schedule 4.4	–	Voting Agreements
Schedule 4.5	–	Brokers; Fees
Schedule 4.7	–	Investment Representation
Schedule 5.2	–	Foreign Jurisdictions
Schedule 5.4	–	Changes Since December 31, 2021
Schedule 5.5(a)	–	Company Owned Real Property
Schedule 5.5(b)	–	Scheduled Leases
Schedule 5.5(c)	–	Facility Defects
Schedule 5.6(a)	–	Leased Equipment
Schedule 5.6(b)	–	Scheduled Personal Property
Schedule 5.6(c)	–	Personal Property Defects
Schedule 5.7	–	Scheduled Permits
Schedule 5.8	–	Material Contracts
Schedule 5.9(a)	–	Registered Intellectual Property and Material Trademarks
Schedule 5.9(c)	–	Intellectual Property Proceedings
Schedule 5.9(e)	–	Proprietary Software
Schedule 5.9(g)	–	Jointly Created Intellectual Property
Schedule 5.9(h)	–	Unfulfilled Intellectual Property Obligations
Schedule 5.9(i)	–	Computer Systems
Schedule 5.10(a)	–	Accounts Receivable
Schedule 5.11(a)	–	Brokers; Fees
Schedule 5.12(a)	–	Financial Statements
Schedule 5.13	–	Undisclosed Liabilities
Schedule 5.14	–	Taxes
Schedule 5.15	–	Inventory
Schedule 5.16	–	Litigation
Schedule 5.17(a)	–	Product and Service Warranty
Schedule 5.17(b)	–	Top Customer Group Indemnification
Schedule 5.17(c)	–	Sub-Contractor Indemnification
Schedule 5.18(a)	–	Company Employees

Schedule 5.18(d)	–	Employee Proceedings
Schedule 5.19(a)	–	Plans
Schedule 5.19(d)	–	ERISA Obligations
Schedule 5.20(a)	–	Environmental Compliance
Schedule 5.20(b)	–	Environmental Authorizations
Schedule 5.20(c)	–	Environmental Claims
Schedule 5.20(d)	–	Environmental Guarantees
Schedule 5.20(e)	–	Release of Hazardous Materials
Schedule 5.20(f)	–	Offsite Releases of Hazardous Materials
Schedule 5.20(g)	–	Underground Storage Tanks
Schedule 5.20(h)	–	Environmental Documents
Schedule 5.21	–	Powers of Attorney
Schedule 5.22	–	Insurance Policies
Schedule 5.24	–	Assets for Conduct of the Company Business
Schedule 5.26(a)(i)	–	Top Customers
Schedule 5.26(a)(ii)	–	Leaving Customers
Schedule 5.26(b)(i)	–	Top Suppliers
Schedule 5.26(b)(ii)	–	Leaving Suppliers
Schedule 5.27(c)	–	Sexual Harassment Claims
Schedule 5.28	–	Affiliate Transactions
Schedule 6.17(a)	–	Material Contracts
Schedule 7.3	–	Specified Contracts
Schedule 7.5(c)	–	Specified Tax Proceedings
Schedule 7.9	–	Post-Closing Proceedings
Schedule 7.13(a)	–	Severance Benefits Terms and Conditions
Schedule 7.15	–	Seller Credit Support

Exhibits

Exhibit A	–	Defined Terms
Exhibit B	–	Registration Rights and Lock-Up Agreement
Exhibit C	–	Form of Employment Agreement
Exhibit D	–	R&W Insurance Policy
Exhibit E	–	Escrow Agreement

    v

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is entered into as of March 8, 2023, by and among KLX Energy Services Holdings, Inc., a Delaware corporation (“Buyer”), and Greene’s Holding Corporation, a Delaware corporation (“Seller”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”
RECITALS
WHEREAS, Seller owns all of the issued and outstanding equity interests (the “Equity Interests”) of Greene’s Energy Group, LLC, a Texas limited liability company (the “Company”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Equity Interests, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:
AGREEMENTS
ARTICLE I
DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.
1.2    Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) the phrases “provided,” “delivered,” “made available,” or “furnished” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties or the applicable party’s outside counsel (including information or materials that have been posted to an on-line “virtual data room” maintained by SmartRoom and established by or on behalf of one of the parties) in each case, at least two Business Days prior to the Closing Date; (i) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (j) except as otherwise set forth herein, references to “days” are to calendar days; (k) all references to “United States” and “U.S.” refer to the United States of America; (l) all references to money refer to the lawful currency of the United States; (m) if any period of time or other deadline ends on a day that is not a Business Day, then such period or deadline shall be extended to the next Business Day; (n) any reference to any time herein are references to central standard time; and (o) when calculating any period of time, such period shall not include the first day but shall include the last day (i.e. if a period is five days from January 1st, then such period shall begin on January 2nd and end on January 6th). The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
PURCHASE PRICE; CLOSING
2.1    Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date:
(a)    Seller agrees to sell, assign and transfer to a direct or indirect wholly-owned Subsidiary of Buyer (“Buyer’s Subsidiary Party”), free and clear of all Liens (other than restrictions on transfer set forth in the Organizational Documents of the Company and under applicable securities laws), all Equity Interests owned by Seller, and Buyer agrees to cause such Subsidiary to purchase the Equity Interests from Seller.
(b)    Buyer shall cause to be issued to Seller in book entry form (i) the number of shares of Buyer Common Stock comprising the Estimated Stock Consideration, which is 2,402,852 shares of Buyer Common Stock, minus (ii) 250,000 shares of Buyer Common Stock (the “Closing Adjustment Shares”), all of which shares shall contain or be subject to (A) the standard private placement legend applied to shares of Buyer Common Stock that are issued pursuant to an exemption from the SEC’s registration requirements (the “Private Placement Legend”) and (B) the Restrictive Legend, in each case, on the books and records of the Transfer Agent.
(c)    Buyer shall cause to be issued to Seller in book entry form the Closing Adjustment Shares, which Closing Adjustment Shares shall contain (i) the Private Placement Legend, (ii) the Restrictive Legend and (iii) the Contract Legend identifying such shares as “Closing Adjustment Shares,” in each case, on the books and records of the Transfer Agent.
2.2    Payment of Transaction Costs. No later than 60 days after the Closing Date, Seller will pay or cause to be paid (or otherwise schedule for payment) by wire transfer of immediately available funds, through payroll or by any other means, as applicable, all Transaction Costs.
2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas 77002, or remotely via the electronic exchange of documents and signatures, at 8:00 a.m., local time, on the date of this Agreement (the “Closing Date”).
2.4    Seller’s Other Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)    Assignment Agreements. An assignment of the Equity Interests (the “Assignment Agreement”), duly executed by Seller;

(b)    Company Officer’s Certificate. A certificate, dated the Closing Date, signed by an authorized officer of the Company and attaching certified copies of the current Organizational Documents of the Company;
(c)    Seller Officer’s Certificate. A certificate, dated the Closing Date, signed by an authorized officer of Seller and attaching certified copies of the current Organizational Documents of Seller and resolutions of the governing body of Seller authorizing Seller to consummate the Transactions;
(d)    Approvals and Consents. Copies of all permits, consents or approvals of third Persons, including Governmental Authorities, set forth on Schedule 2.4(d), in each case, in form and content reasonably acceptable to Buyer;
(e)    Public Certificates. A copy of (i) a certificate of existence and good standing of the Company issued by the appropriate public officials of each state in which the Company is organized and (ii) a certificate of foreign qualification and good standing of the Company from the appropriate public officials of each of the states listed on Schedule 5.2, each dated as of a recent date;
(f)    Registration Rights and Lock-Up Agreement. A registration rights and lock-up agreement, in substantially the form attached hereto as Exhibit B (the “Registration Rights and Lock-Up Agreement”), duly executed by Seller;
(g)    Employment Agreements. Individual employment agreements between Buyer and each Key Employee, in substantially the form attached hereto as Exhibit C (each, an “Employment Agreement”), duly executed by the Key Employee party thereto;
(h)    Restrictive Covenant Agreements. Individual restrictive covenant agreements between Buyer and certain other Persons agreed to by Buyer and Seller (each, a “Restrictive Covenant Agreement”), duly executed by the party thereto.
(i)    Transaction Costs Documentation. Payoff letters or final invoices in respect of Transaction Costs;
(j)    Short-Term Incentive Plan. Evidence of the termination of the Company’s 2022 Short-Term Annual Incentive Plan;
(k)    Long-Term Incentive Plan. Evidence that all amounts due prior to the Closing or that become due in connection with the Closing under the Greene’s Holding Corporation 2020 Long-Term Incentive Plan have been paid or are scheduled to be paid by Seller;
(l)    Non-Foreign Status Certification. A valid and duly executed IRS Form W-9 of Seller, dated no more than 30 days prior to the Closing Date;
(m)    Resignations. Evidence of the resignation or removal of each of the officers, directors, managers and other Persons holding similar titles of the Company;
(n)    Escrow Agreement. The Escrow Agreement, duly executed by Seller; and
(o)    Other Documents. All other documents reasonably requested by Buyer to be delivered by Seller in connection with the consummation of the Transactions.

2.5    Buyer’s Other Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(a)    Assignment Agreements. Counterpart of the Assignment Agreement, duly executed by Buyer’s Subsidiary Party;
(b)    Buyer Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and attaching certified copies of the Organizational Documents of Buyer and resolutions of the governing body of Buyer authorizing Buyer to consummate the Transactions;
(c)    Buyer’s Subsidiary Party Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer’s Subsidiary Party and attaching certified copies of the Organizational Documents of Buyer’s Subsidiary Party and resolutions of the governing body of Buyer’s Subsidiary Party authorizing Buyer’s Subsidiary Party to consummate the Transactions;
(d)    Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement, duly executed by Buyer;
(e)    Employment Agreements. The Employment Agreements, each duly executed by Buyer or its applicable Affiliate;
(f)    Restrictive Covenant Agreements. The Restrictive Covenant Agreements, each duly executed by Buyer.
(g)    Approvals and Consents. Copies of all consents or approvals of third Persons, including Governmental Authorities, set forth on Schedule 2.5(g), in form and content reasonably acceptable to Seller;
(h)    Public Certificates. A certificate of existence and good standing for Buyer and Buyer’s Subsidiary Party issued by the Secretary of State of the State of Delaware and dated as of a recent date;
(i)    Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(j)    Other Documents. All other documents reasonably requested by Seller to be delivered by Buyer in connection with the consummation of the Transactions.
2.6    Escrow Account.
(a)    At the Closing, Seller shall transfer the Escrow Amount in immediately available funds to the Escrow Account to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.
(b)    Interest accruing from time to time on the amount standing to the credit of the Escrow Account shall be added to the Escrow Amount and shall form part of the Escrow Amount for the purposes of this Agreement.
(c)    Buyer and Seller shall share the costs for the Escrow Agent and the Escrow Account equally.

(d)    Buyer and Seller shall cause joint written instructions to be delivered to the Escrow Agent as follows:
(i)    in accordance with Section 8.8;
(ii)    within five Business Days following presentment by Seller to Buyer of reasonable evidence of any amount to be paid to any third party or any reasonable and documented out-of-pocket costs incurred by Seller in connection therewith, in each case, with respect to (A) the Specified Litigation Proceedings (but excluding any costs incurred in connection with Specified Litigation Proceedings for which Seller is a plaintiff or claimant), (B) the Specified Tax Proceedings, (C) any other Excluded Liabilities or (D) any reimbursement obligation of Seller pursuant to Section 7.13(e) (the expenses and costs referred to in the immediately preceding clauses (A) through (D), collectively, the “Qualified Expenses”), instructing the Escrow Agent to release to Seller an amount equal to the applicable Qualified Expenses from the Escrow Balance; provided, however, in no event shall Seller be entitled to duplicative payment for the same Qualified Expenses;
(iii)    within five Business Days following presentment by Buyer to Seller of reasonable evidence of any amount to be paid to any third party or any reasonable and documented out-of-pocket costs incurred by Buyer in connection therewith, in each case, to remediate the Specified Remediation Matters, which costs and expenses shall not exceed $50,000 in the aggregate, instructing the Escrow Agent to release to Buyer an amount equal to such costs and expenses from the Escrow Balance; provided, however, that Buyer must present to Seller evidence of such costs and expenses prior to the date that is the 12-month anniversary of the Closing Date and in no event shall Buyer be entitled to duplicative payment for the same costs and expenses; provided, further, that recovery from the Escrow Account of third party payments and reasonable and out-of-pocket costs incurred by Buyer in connection therewith in accordance with this Section 2.6(d)(iii) shall be Buyer’s sole and exclusive remedy against Seller for any Losses resulting from or arising out of, or otherwise in connection with, the Specified Remediation Matters; and
(iv)    on the Escrow Release Date, instructing the Escrow Agent to release to Seller the Escrow Balance.
2.7    Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement (and Seller and its Affiliates shall indemnify, defend and hold harmless Buyer and its Affiliates against) such amounts as Buyer reasonably determines may be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE III
STOCK CONSIDERATION ADJUSTMENT
3.1    Estimated Stock Consideration. At least two days prior to the Closing, Seller shall have, in accordance with the terms of this Section 3.1, prepared and delivered to Buyer an estimated closing statement (the “Estimated Closing Statement”) setting forth good faith estimates of (a) the Net Debt Amount (the “Estimated Net Debt Amount”), (b) Net Working Capital (the “Estimated Net Working Capital”) and (c) the Estimated Stock Consideration derived therefrom. The Estimated Net Working Capital shall have been prepared in accordance with Schedule 3.1. The Estimated Closing Statement (and any determination of the Estimated

Net Debt Amount, Estimated Net Working Capital and Estimated Stock Consideration derived therefrom) shall not take into account the Transactions.
3.2    Final Stock Consideration Determination.
(a)    For the purpose of confirming the Estimated Stock Consideration, in accordance with Section 3.2(b), Buyer will prepare, or cause to be prepared, (i) an unaudited, consolidated balance sheet of the Company as of the Closing (the “Final Closing Date Balance Sheet”) and (ii) a final closing statement (together with the Final Closing Date Balance Sheet, the “Final Closing Statement”) setting forth Buyer’s good faith calculation of the (A) Net Debt Amount, (B) Net Working Capital, (C) Transaction Costs to the extent not paid by Seller in accordance with Section 2.2 (any such unpaid Transaction Costs, the “Unpaid Transaction Costs”), and (D) Buyer’s determination of the Final Stock Consideration derived therefrom, which Final Closing Date Balance Sheet, Net Working Capital and Final Closing Statement will be prepared in accordance with Schedule 3.1.
(b)    No later than 60 days after the Closing Date, Buyer will deliver to Seller the Final Closing Statement. If within 45 days after the date of the delivery to Seller of the Final Closing Statement, Seller disagrees with any portion of the Final Closing Statement (the disputed items being the “Disputed Items”), then Seller may give written notice (a “Closing Statement Dispute Notice”) to Buyer within such 45-day period, which Closing Statement Dispute Notice will set forth the Disputed Items; in reasonable detail (to the extent such detail is available) Seller’s basis for disagreement with the Final Closing Statement; Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Net Debt Amount, Net Working Capital, Unpaid Transaction Costs and the Final Stock Consideration derived therefrom taking into account such proposed resolution of the Disputed Items); and include materials showing in reasonable detail Seller’s support for such position. The failure by Seller to provide a Closing Statement Dispute Notice within such 45-day period or the delivery by Seller to Buyer during such 45-day period of a written notice stating that Seller has elected not to deliver a Closing Statement Dispute Notice, will constitute a full and complete acceptance by Seller of the Final Closing Statement as determined by Buyer and such Final Closing Statement will be binding and final for all purposes of this Agreement. If Seller timely delivers a Closing Statement Dispute Notice and Buyer and Seller are unable to resolve any disagreement among them with respect to the Final Closing Statement within 30 days after the delivery of such Closing Statement Dispute Notice by Seller to Buyer, then the dispute may be referred by either Buyer or Seller for determination to a nationally recognized accounting firm not affiliated with Seller or Buyer that is mutually selected by Buyer and Seller. If Buyer and Seller are unable to select a nationally recognized accounting firm within 15 Business Days of the notice by Seller or Buyer to submit the dispute, either Buyer or Seller may thereafter request that the American Arbitration Association (the “AAA”) make such selection (as applicable, the firm selected by Buyer and Seller or the AAA is referred to as the “Independent Accountant”). The Independent Accountant’s determination shall be based solely on (1) the definitions and other applicable provisions of this Agreement, and (2) presentations consisting of (x) a single written presentation submitted by each of Seller and Buyer (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of both such presentations) and (y) a single written response submitted by each of Seller and Buyer to each such presentation and any interrogatories of the Independent Accountant (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of such responses). For the avoidance of doubt, neither Seller nor Buyer shall have any ex parte communications with the Independent Accountant relating to this Section 3.2(b) or this Agreement, and the Independent Accountant shall not conduct an independent investigation in respect of its determination. The Independent Accountant will make a written determination as promptly as practicable, but in any event within 30 days after the date on which the dispute is referred to the Independent Accountant (which determination shall be made regarding each Disputed Item by selecting only the position with respect to such Disputed Item that is claimed by Buyer in the Final Closing Statement or by Seller in the Closing Statement Dispute Notice). If at any time Seller and Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(b), the Independent Accountant’s involvement promptly will be discontinued and the Final Closing Statement will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement. The Parties will make readily available to the Independent Accountant all relevant books and records relating to the Final Closing Statement and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant will be borne by the Parties in such proportion as is appropriate to reflect the relative benefits received by Seller and Buyer from the resolution of the dispute. For example, if Seller challenges the calculation of the Final Stock Consideration in the Final Closing Statement by an amount of $100,000, but the Independent Accountant determines that Seller has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Accountant and Seller shall bear the other 60% of such fees and expenses. The decision of the Independent Accountant will be final and binding for all purposes of this Agreement and the Final Closing Statement will be revised, if necessary, to reflect such decision and thereupon will be final and binding for all purposes of this Agreement.
3.3    Final Stock Consideration Adjustment Procedures.
(a)    Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if the number of shares of Buyer Common Stock comprising the Estimated Stock Consideration exceeds the number of shares of Buyer Common Stock comprising the Final Stock Consideration (such excess number of shares of Buyer Common Stock, the “Overpayment”) and the Overpayment is less than the number of Closing Adjustment Shares, then, within two Business Days after the final determination thereof:
(i)    Seller shall surrender to Buyer a number of Closing Adjustment Shares equal to the Overpayment (such shares, the “Surrendered Adjustment Shares”);
(ii)    Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to (A) cancel and retire the Surrendered Adjustment Shares and (B) remove the Contract Legend from the remaining Closing Adjustment Shares held by Seller following the surrender, cancellation and retirement of the Surrendered Adjustment Shares; and
(iii)    Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent.
(b)    Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if there is an Overpayment and the Overpayment is equal to or exceeds the number of Closing Adjustment Shares, then, within two Business Days after the final determination thereof:
(i)    Seller shall surrender all of the Closing Adjustment Shares to Buyer;
(ii)    Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire all of the Closing Adjustment Shares; and

(iii)    Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent.
(c)    Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if the Final Stock Consideration exceeds the Estimated Stock Consideration (such excess number of shares of Buyer Common Stock, if any, the “Underpayment”), then, within two Business Days after the final determination thereof:
(i)    Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from all of the Closing Adjustment Shares;
(ii)    Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent; and
(iii)    Buyer shall wire transfer in immediately available funds to Seller an aggregate amount in cash equal to the lesser of (A) the value of the Underpayment, determined based on the Closing VWAP and (B) the value of the Closing Adjustment Shares, determined based on the Closing VWAP.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby (x) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (y) represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing:
4.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of Seller, each as amended to date and presently in effect.
4.2    Authority; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Seller. This Agreement and each of the Transaction Documents to which Seller is a party constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by Seller at the Closing have been duly authorized, executed and delivered by Seller, as applicable, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Creditors’ Rights.
4.3    Consents; Absence of Conflicts.
(a)    Neither the execution and delivery of this Agreement or any other Transaction Document by Seller, nor the consummation of the Transactions or compliance by Seller with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, or require any notice or consent or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of Seller, (C) any Contract to which Seller is a party or by which Seller, or any of its properties or assets, is bound, or (ii) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (i) of this Section 4.3(a), in each case, other than with respect to Section 4.3(a)(i)(B) except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay Seller’s ability to timely consummate the Transactions. Except as set forth on Schedule 4.3(a), Seller is not required to obtain or provide any consent or notice in connection with the consummation of the Transactions, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. All such consents or notices set forth on Schedule 4.3(a) have been obtained or given and have been furnished in writing to Buyer.
(b)    Neither the execution and delivery of this Agreement or any other Transaction Document by Seller, nor the consummation of the Transactions or compliance by Seller with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by the Company of any rights or benefits under, impose on the Company any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of the Company or (C) any Contract to which the Company is a party or by which the Company, or any of its properties or assets, is bound, (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) on the related Company Assets or any Interests of the Company, (iii) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Asset or any Interests of the Company or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (iv) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (i), (ii) or (iii) of this Section 4.3(b), in each case, other than with respect to Section 4.3(b)(i)(B), except as would not have a Company Material Adverse Effect.
4.4    Title. Seller legally and beneficially owns, and has good, valid and transferable title to the Equity Interests, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities laws) and, at the Closing, the Equity Interests will be transferred by Seller to Buyer pursuant to this Agreement, free and clear of all Liens (other than restrictions on transfer arising in the Organizational Documents of the Company and under applicable securities laws). Other than the Equity Interests, Seller owns no other Interests in the Company. At Closing, Seller has full power and authority to sell, transfer, assign and deliver the Equity Interests to Buyer and will transfer to Buyer good, valid and marketable title to the Equity Interests. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in the Company. Except as set forth on Schedule 4.4, Seller is not a party to, and the Interests are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Interests.
4.5    Brokers’ Fees; Expenses. Except as set forth on Schedule 4.5, neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated.
4.6    No Legal Proceedings. No legal proceedings are pending or, to the Knowledge of Seller, threatened to restrain the entry into, performance of, compliance with and enforcement of any of the obligations of Seller hereunder, and, to the Knowledge of Seller, no events have occurred that would reasonably be expected to give rise to any proceeding.
4.7    Investment Representation. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Except as set forth on Schedule 4.7, Seller is receiving the Buyer Common Stock issued hereunder for its own account with the present intention of holding such shares of Buyer Common Stock for investment purposes and not with a view to, or for sale in connection with, any distribution. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Buyer Common Stock issuable hereunder. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Buyer Common Stock. Seller confirms that it is not relying on any communication (written or oral) of Buyer or any of the other Buyer Related Parties, as investment or tax advice or as a recommendation to acquire any Buyer Common Stock. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Buyer or any of the other Buyer Related Parties will not be considered investment or tax advice or a recommendation to acquire the Buyer Common Stock, and that neither Buyer nor any of the other Buyer Related Parties is acting or has acted as an advisor to Seller with respect to its decision to acquire the Buyer Common Stock. Seller has reviewed with its tax advisor the U.S. federal, state, local, foreign and other tax consequences of the transactions contemplated by this Agreement, and Seller acknowledges and agrees that Buyer is not making any representation or warranty as to the U.S. federal, state, local, foreign or other tax consequences to Seller as a result of the Transactions. Seller understands that it will be responsible for its own Tax liability that may arise as a result of the Transactions. In accepting the shares of Buyer Common Stock issuable hereunder, Seller has made its own independent decision that an investment in such shares of Buyer Common Stock is suitable and appropriate for Seller.
4.8    Restrictions on Transfer or Sale of Securities.
(a)    Seller understands that the shares of Buyer Common Stock issuable hereunder have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Buyer is relying upon the representations and covenants in this Agreement (and any supplemental information) for the purposes of determining whether this transaction meets the requirements for such exemptions.
(b)    Seller understands that the shares of Buyer Common Stock issuable hereunder will constitute “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of any such shares of Buyer Common Stock only pursuant to an effective registration under the Securities Act or an exemption therefrom.
(c)    Seller acknowledges that the shares of Buyer Common Stock issuable hereunder have not been registered under applicable federal and state securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws.
4.9    No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the shares of Buyer Common Stock issuable hereunder or made any finding or determination concerning the fairness or advisability of such an investment.
4.10    No Other Representations; Disclaimer. Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty other than those representations and warranties expressly set forth in this Article IV and Article V (subject to the limitations in this Section 4.10 and in Section 5.33). FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER AND THE COMPANY EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (A) ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, INCLUDING WITH RESPECT TO (I) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR OTHERWISE RELATING IN ANY WAY TO THE COMPANY BUSINESS, THE COMPANY ASSETS OR THE INTERESTS OF THE COMPANY, (II) ANY ESTIMATES OF THE VALUE OF THE COMPANY BUSINESS, THE COMPANY ASSETS OR INTERESTS OF THE COMPANY, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE COMPANY BUSINESS, THE COMPANY ASSETS OR INTERESTS OF THE COMPANY AND (IV) ANY OTHER DUE DILIGENCE INFORMATION, (B) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (C) EXCEPT IN THE CASE OF FRAUD, ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE PARTIES ACKNOWLEDGE AND AGREE THAT BUYER SHALL BE DEEMED TO BE ACQUIRING THE INTERESTS OF THE COMPANY (AND, INDIRECTLY, THE COMPANY ASSETS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 4.10 SHALL EXPRESSLY SURVIVE THE CLOSING.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY
Seller hereby (x) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (y) represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing:
5.1    Organization; Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of the Company, as amended to date and presently in effect.
5.2    Qualification; Power. Except as would not have a Company Material Adverse Effect, the Company is duly qualified to do business as a foreign entity and in good standing in each jurisdiction in which the nature of the Company Business as now conducted or the character of the property owned or leased by the Company makes such qualification necessary, which jurisdictions are listed on Schedule 5.2. The Company has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.
5.3    Capitalization; Subsidiaries.
(a)    All of the outstanding Interests of the Company (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) have been issued in compliance with all applicable Legal Requirements, including the Securities Act, (iii) were not issued in violation of the Organizational Documents of the Company as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which the Company is a party, and (iv) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of the Company.
(b)    The Company does not directly or indirectly hold Interests in any Person.
(c)    There are no outstanding obligations of the Company to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) any other Person.
(d)    There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights) obligating the Company to: (i) issue, sell, pledge, dispose of or encumber any Interests in the Company; (ii) redeem, purchase or acquire in any manner any Interests in the Company; (iii) make any dividend or distribution of any kind with respect to any Interests in the Company; or (iv) enter into any Contract to do any of the foregoing.
(e)    There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Interests in the Company. Other than as set forth in the Organizational Documents of the Company, there are no voting trusts, proxies, or other member or similar agreements or understandings with respect to the voting or registration of the Interests in the Company.
(f)    The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter.

5.4     Absence of Changes. Except as set forth on Schedule 5.4, and as contemplated or provided for in this Agreement since December 31, 2021:
(a)    there has not been any Company Material Adverse Effect;
(b)    the Company Business has been operated and maintained in the Ordinary Course of Business of the Company;
(c)    other than due to ordinary wear and tear or obsolescence, in each case, in the Ordinary Course of Business, there has not been any damage, destruction or loss to any portion of the Company Assets, whether covered by insurance or not, having a replacement cost of more than $100,000 for any single loss;
(d)    there has been no merger or consolidation of the Company with any other Person or any acquisition or disposition by the Company of the Interests or business of any other Person or any agreement with respect thereto;
(e)    there has been no (i) issuance of any Interests in the Company, (ii) any repurchase or redemption of any Interests in the Company or (iii) split, combination or reclassification of any Interests in the Company;
(f)    there has been no declaration or setting aside of any dividend on, or any other distribution with respect to, the Interests in the Company;
(g)    there has been no material increase in the compensation or benefits payable or to become payable to any officer, manager, member, director, employee or independent contractor of the Company;
(h)    there has been no material payment by the Company to any director, officer, member, partner, equityholder, employee, independent contractor or holder of any Interest in the Company, or any Affiliate of the Company (whether as a loan or otherwise) except regular compensation, customary bonus and customary benefits payments;
(i)    the Company has not changed any of its accounting or Tax reporting principles, methods or policies in any material respect;
(j)    the Company has not made, changed or rescinded any material election relating to Taxes, amended any Tax Return, surrendered any right to claim a refund of Taxes, entered into any agreement relating to Taxes (including any closing agreement or agreement to extend or waive the statute of limitations with respect to Taxes), settled or compromised any Claim or liability relating to Taxes, or taken any other action, in each case, that has (or could have) the effect of increasing the Tax liability of the Company for any Tax period (or portion thereof) beginning after the Closing Date;
(k)    the Company has not failed to promptly pay and discharge current liabilities when due and consistent with past practices except where disputed in good faith by appropriate action or where such current liabilities would not reasonably be expected, individually or in the aggregate, to be material to the Company;
(l)    the Company has not mortgaged, pledged or subjected any asset of the Company to any Lien except Permitted Liens, or acquired any assets, in each case, except for assets acquired in the Ordinary Course of Business of the Company and that would not reasonably be expected, individually or in the aggregate, to be material to the Company;

(m)    the Company has not discharged or satisfied any Lien, or paid any Liability (fixed or contingent), in each case, except in the Ordinary Course of Business of the Company and that, individually or in the aggregate, would not be material to the Company;
(n)    the Company has not canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right, in each case, except in the Ordinary Course of Business of the Company and that would not reasonably be expected, individually or in the aggregate, to be material to the Company;
(o)    the Company has not committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $50,000 in the aggregate, which commitments remain outstanding as of the Closing Date;
(p)    the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights and has not transferred, sold, assigned, permitted to lapse, abandoned, or otherwise disposed of any Intellectual Property Rights except, in each case, non-exclusive licenses granted in the Ordinary Course of Business of the Company involving less than $50,000 in consideration or Off-the-Shelf Software;
(q)    the Company has not sold, transferred or assigned any tangible asset of the Company, other than any such sales transfers or assignments in the Ordinary Course of Business of the Company for fair market value and for a purchase price of less than $50,000;
(r)    the Company has not delayed the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business of the Company, or accelerated the collection of accounts receivable in advance of when such receivable would have been collected in the Ordinary Course of Business of the Company, except with respect to delayed payment only, where such delayed payment was disputed in good faith by appropriate action and would not reasonably be expected, individually or in the aggregate, to be material to the Company; and
(s)    there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.
5.5    Real Property.
(a)    Schedule 5.5(a) lists all real property owned by the Company (the “Company Owned Real Property”). The Company owns good, marketable and indefeasible fee simple title to the related Company Owned Real Property, free and clear of all Liens, except Permitted Liens. There are no defaults under any restrictive covenants affecting the Company Owned Real Property, and there is not continuing any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. Neither Seller nor the Company nor any of their respective Affiliates has (i) entered into any Contract or agreement to sell, or which grants an option or other right to any third party to purchase; or (ii) leased or otherwise granted to any Person the right to use or occupy, any of the Company Owned Real Property, and to the Knowledge of Seller, the Company Owned Real Property is not subject to any such Contract, lease or other such agreement.
(b)    Schedule 5.5(b) lists all leases of real property (and the lands covered thereby) pursuant to which the Company leases real property (together with any and all amendments or supplements thereto, the “Scheduled Leases”). A true, correct and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. The Company is the lessee or sublessee under any particular Scheduled Lease and owns the leasehold interest created pursuant to each of the Scheduled Leases free and clear of all Liens other than Permitted Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of the Company, and to the Knowledge of Seller, of the applicable landlord of such Scheduled Lease. There is not, under any such Scheduled Lease, any existing default by the Company, or, to Seller’s Knowledge, by the applicable landlord of such Scheduled Lease, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. No event has occurred and is continuing that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by the Company, or the Knowledge of Seller, the applicable landlord of such Scheduled Lease, under any Scheduled Lease, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company.
(c)    The Company Owned Real Property and the Scheduled Leases constitute all of the real property (the “Real Property”) which is (i) currently used in connection with the ownership and operations of the Company, and (ii) except for leases of real property no longer used in the Company Business, necessary and sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted during the 12 months prior to the date hereof. Other than the Company, there is no party in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. Subject to the terms of the Scheduled Leases, the Company has full right and authority to occupy, use and operate all of the improvements located on the Real Property, subject to applicable Legal Requirements and the Permitted Liens. Solely to the extent such improvements are obligated to be maintained by the Company pursuant to the Scheduled Leases, such improvements are being used, occupied, and maintained in all material respects by the Company in accordance with all applicable easements, Contracts, permits, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, in each case, except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not reasonably be expected, individually or in the aggregate, to be material to the Company. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for the Company’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. No casualty loss has occurred with respect to the improvements located on the Real Property (the “Facilities”). There is no pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor has the Company received written, or to the Knowledge of the Company, oral notification that any such proceeding or assessment is being contemplated. Except as set forth on Schedule 5.5(c) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company, the Facilities, including roofs, are in good order and state of repair, are free from material structural and material mechanical defects and, since December 31, 2021, have been used by the Company in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Company has not deferred maintenance of the Facilities in contemplation of the Transactions. All of the Real Property has access to public roads without the use of any easement, license or right of way.
(d)    The Company has furnished Buyer with true, correct and complete copies of (i) all deeds, leases, title opinions, title encumbrances, title insurance policies and surveys in the possession of the Company that relate to the Real Property, including the deeds, in the case of the Company Owned Real Property, vesting in the Company fee simple title in and to the Company Owned Real Property, together with true, correct and complete copies of all title insurance policies and the most current survey of the Real Property and the Facilities in the possession or control of the Company, and (ii) all material reports issued since December 31, 2019 of any engineers, environmental consultants or other consultants in the possession of the Company as of the Closing Date relating to any of the Real Property or the Facilities.
(e)    All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve, in all material respects, the Real Property in connection with the operation of the Company Business conducted therefrom as such operations are currently conducted thereon.
(f)    With respect to all of the Real Property, except as would not have a Company Material Adverse Effect, all buildings, improvements, equipment, facilities, appurtenances and other tangible assets of the Company, including all Facilities: (i) are located within the boundaries of the Real Property, and (ii) do not overlap or encroach upon the real property of any third parties.
(g)    Other than the Real Property, the Company does not own, lease or otherwise use or hold for use, nor does the Company have any right or option to acquire, lease or otherwise use or hold for use, any real property or real property interest.
5.6    Personal Property.
(a)    Schedule 5.6(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by the Company that is subject to a lease (the “Leased Equipment”).
(b)    Unless listed on Schedule 5.6(a), Schedule 5.6(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by the Company in connection with the Company Business having an estimated fair market value or net book value of $50,000 or more (the “Scheduled Personal Property”).
(c)    The Leased Equipment and the Scheduled Personal Property (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Company Business consistent with the practices of the Company as of the Closing Date, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. Except as set forth on Schedule 5.6(c), the Company has good and valid title to or leasehold interest in, as applicable, the Personal Property free and clear of all Liens except Permitted Liens. Except as set forth on Schedule 5.6(c), each item of Personal Property is located on the Real Property or the Facilities, is on location with a customer of the Company in accordance with the records of the Company or is in transit between such customer location and the Real Property or the Facilities in the Ordinary Course of Business. Other than (x) any Personal Property not currently used in the Ordinary Course of Business of the Company and (y) as set forth on Schedule 5.6(c), except as would not reasonably be expected, individually or in the aggregate, to be material to the Company, each item of Personal Property owned by the Company is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business of the Company and remains in suitable and adequate condition for use consistent with its primary use, in each case, since December 31, 2021 (or later acquisition date). The Company has not deferred material maintenance of any such item in contemplation of the Transactions.

5.7    Permits. Schedule 5.7 lists all Permits used or held by the Company in connection with the ownership of the Company Assets and the operation of the Company Business (the “Scheduled Permits”), including their respective dates of issuance and expiration. The Company has at all times held, and the Scheduled Permits constitute, all Permits necessary for the continued ownership, use and operation of the Company Assets and the operation of the Company Business as currently conducted, owned, used, occupied and operated or as otherwise required by law, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. Except as set forth in Schedule 5.7 or as would not reasonably be expected, individually or in the aggregate, to be material to the Company, the Scheduled Permits are valid and in full force and effect and the Company is not in default, and no condition exists that with notice or lapse of time or both would constitute non-compliance with or a default, under any of the Scheduled Permits. The Company has not received written notice of any proceedings pending or threatened relating to the suspension, revocation, nonrenewal or modification of any Permit which is required for the operation of the Company Business.
5.8    Contracts.
(a)    Schedule 5.8 identifies each of the following Contracts, and all amendments, restatements, modifications and supplements thereto, to which the Company is a party or by which any of the Company Assets is bound (each such Contract, whether or not identified on Schedule 5.8, a “Material Contract”):
(i)    any Contract that provides for the payment or potential payment by the Company of more than $50,000 in any consecutive 12-month period or more than $50,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than 90 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations, termination penalties, buy-back obligations or similar obligations;
(ii)    any Contract that constitutes a purchase order relating to the sale, purchase, lease or provision by the Company of goods or services in excess of $50,000 in any 12-month period, which purchase order has not been paid in full as of the Closing Date;
(iii)    any Contract whereby the Company grants any Person, or any Person grants the Company, the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than 90 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination restrictive covenant obligations, termination penalties, buy-back obligations or similar obligations;
(iv)    any Contract that limits or purports to limit the freedom of the Company to compete in any line of business or with any Person or to conduct business in any geographic location;
(v)    any Contract executed in the five-year period prior to the date of this Agreement relating to the acquisition or disposition by the Company of the equity or any material portion of the assets of any company or any operating business or Interest of another Person (by asset sale, stock sale, merger or otherwise);
(vi)    any Contract relating to the payment of any Tax or the filing of Tax Returns;

(vii)    any Contract that was entered into outside of the Ordinary Course of Business of the Company since December 31, 2021;
(viii)    any Contract constituting a partnership, joint venture or other similar joint ownership and joint liability agreement;
(ix)    any Contract constituting indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale or factoring of Receivables, any Contract constituting a guarantee of debt of any other Person or any Contract requiring the Company to maintain the financial position of any other Person;
(x)    any Contract under which the Company has made advances or loans to any other Person;
(xi)    any outstanding agreements of guaranty, surety or indemnification (other than master services agreements entered into in the Ordinary Course of Business of the Company) direct or indirect, by the Company, in each case where the annual obligations under such agreement (but excluding any contingent obligations for unknown amounts) are more than $50,000;
(xii)    any Contract pursuant to which (A) Intellectual Property Rights that are material to the Company Business or involving consideration in excess of $50,000 is licensed to the Company (other than Off-the-Shelf Software) or (B) the Company has granted a right with respect to Intellectual Property Rights that are material to the Company Business or involving consideration in excess of $50,000;
(xiii)    each Contract providing for the co-development of any intellectual property, including any intellectual property of any product or service of the Company (the “Joint Development Agreements”);
(xiv)    (A) any Contract that provides for the purchase or sale of real property since December 31, 2019 or (B) the leases to which the Leased Equipment is subject (including any master lease covering multiple items of Leased Equipment);
(xv)    any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement pursuant to which the Company has ongoing payment obligations;
(xvi)    any Contract creating a Lien on any of the Company Assets that will not be discharged at or prior to the Closing;
(xvii)    any Contract providing for the employment or engagement of any Person on a full-time, part-time, employment, contract, consulting or other basis (other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than 60 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations);
(xviii)    any Contract relating to an Affiliate Transaction;
(xix)    any Contract with any labor union, labor organization, works council, or similar association or other Person representing or purporting or seeking to represent, any employee of the Company or any other individual who provides services to the Company;

(xx)    any Contract between the Company and any Governmental Authority or any Contract under which the Company is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority (each a “Government Contract”);
(xxi)    any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;
(xxii)    any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of the Company;
(xxiii)    any Contract containing a “most favored nation” clause or similar provision;
(xxiv)     any Contract with any professional employer organization, personnel staffing organization, employee leasing organization or other entity that provides personnel services or other similar employment-related or employee benefit-related services to the Company; and
(xxv)     any Contract with a Top Supplier or Top Customer.
(b)    True, correct and complete copies (including all amendments, restatements, schedules, exhibits, modifications and supplements) of each written Material Contract have been furnished to Buyer, or, to the extent any of such Material Contracts are oral, Schedule 5.8 contains a description of the material terms thereof. Each Material Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and is not subject to any claims, in each case, subject to Creditors’ Rights.
(c)    No Material Contract has been terminated, and neither the Company nor, to the Knowledge of Seller, any other Person is in breach or default thereunder, in each case, except for breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to the Company. No event has occurred that with notice or lapse of time, or both, would constitute a breach or default on the part of the Company or, to the Knowledge of Seller, any other party under any Material Contract, in each case, except for breaches or defaults as would not reasonably be expected, individually or in the aggregate, to be material to the Company. No counterparty to a Material Contract has asserted or has (except by operation of Legal Requirements) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract. There are no Material Waivers regarding any Material Contract that have not been disclosed in writing to Buyer.
(d)    The Company has not received any written notice, nor does Seller have any Knowledge that, a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract.
(e)    To the Knowledge of Seller, no counterparty to a Material Contract has claimed a force majeure with respect thereto. Since December 31, 2021, there have been no material disputes under any Material Contracts.

5.9    Intellectual Property.
(a)    Schedule 5.9(a) contains a complete and accurate list of all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications, and internet domain names owned or purported to be owned by the Company (reflecting, in each case, ownership, where there is co-ownership with a Person other than the Company, filing date, date of issuance, jurisdiction, and registration and application numbers, as applicable) (the “Registered Intellectual Property”). Schedule 5.9(a) also contains a true, correct and complete list of all material unregistered trademarks owned or purported to be owned by the Company. The Registered Intellectual Property, together with (i) all other material Intellectual Property Rights owned, or purported to be owned, by the Company (collectively, “Owned Intellectual Property”) and (ii) all material Intellectual Property Rights used or held for use in the conduct of the Company Business other than the Owned Intellectual Property or Off-the-Shelf Software (all of the foregoing, the “Company Intellectual Property”) constitute all Intellectual Property Rights necessary for the continued operation of the Company Business consistent with the practices of the Company Business as of the Closing Date.
(b)    The Company exclusively owns, or has valid licenses to use, as applicable, all of the Company Intellectual Property currently used or held for use by the Company, free and clear of all Liens, except Permitted Liens. The Owned Intellectual Property is subsisting, valid and, to the Knowledge of Seller, enforceable.
(c)    Except as disclosed on Schedule 5.9(c), during the prior three-year period, the Company has not been a party to any judicial or administrative proceeding, suit, action, claim or investigation alleging, nor has the Company been notified in writing of any Claim or allegation of, any infringement, misappropriation, dilution, or other violation of any item of the Company Intellectual Property or in connection with the conduct of the Company Business. There has been no infringement, misappropriation, dilution or other violation (or facts that are reasonably likely to give rise to an infringement, misappropriation, dilution, or other violation) by the Company or the Company Business of any Intellectual Property Rights of other Persons, in each case, except as would not have a Company Material Adverse Effect. To the Knowledge of Seller, there has been no infringement, misappropriation, dilution or other violation or facts that are reasonably likely to give rise to an infringement, misappropriation, dilution or other violation by any other Person of any of the Owned Intellectual Property. No Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company, and the Company is not a party or subject to any settlement agreement involving Intellectual Property Rights.
(d)    The Company has taken commercially reasonable measures to protect the confidentiality of the trade secrets and confidential information of the Company with respect to the Company Business. None of the confidential information or trade secrets of the Company relating to the Company Business have been disclosed or provided to anyone except to employees and contractors of the Company that have executed written confidentiality agreements. All employees, contractors and agents of the Company involved in the conception, development, authoring, creation, or reduction to practice of any Intellectual Property Rights for the Company have executed agreements that assign such Intellectual Property Rights to the Company.
(e)    Schedule 5.9(e) contains a list of all Proprietary Software, identifying, as applicable, ownership where there is co-ownership and function of Software. Except for non-exclusive licenses granted by the Company to their customers in the Ordinary Course of Business for Proprietary Software in object code format, no Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of the Company. The Company has no duty or obligation to deliver, license, or make available any Proprietary Software to any escrow agent or other Person who is not an employee of the Company. No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property; (ii) require or condition the use or distribution of any product or service of the Company or any such Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of such Proprietary Software; or (iii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Proprietary Software or any product or service of the Company.
(f)    No funding, facilities, or personnel of any Governmental Authority or university, college, research institute, or other educational institute (a “Research Institution”) were used to develop or create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of Seller, no current or former employee, consultant or contractor of the Company that contributed to the creation or development of any Owned Intellectual Property has performed any services for any Governmental Authority or any Research Institution during a period of time during which such employee, consultant or contractor was also performing services for the Company.
(g)    Except as set forth in the Joint Development Agreements listed in Schedule 5.8(a)(xiii) the Company has not at any time entered into an agreement with another Person to collaborate or work with any Person or on behalf of any Person to jointly conceive, reduce to practice, develop, create, modify or improve any intellectual property material to the Company Business. Except as set forth on Schedule 5.9(g), the Company has not at any time collaborated or worked with any Person to jointly conceive, reduce to practice, develop, create, modify or improve any intellectual property or to jointly create any other work under any of the Joint Development Agreements. Except as set forth on Schedule 5.9(g), the Company exclusively owns any of the intellectual property conceived, reduced to practice, developed, created, modified or improved by any Person in connection with work performed under the Joint Development Agreements.
(h)    Except as set forth on Schedule 5.9(h), all statutory obligations, all document filings, and all fees, annuities and other payments which are due on or before the Closing Date for the registration, maintenance, extension or renewal of any of the Registered Intellectual Property, have been met or paid in full, and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of maintaining Registered Intellectual Property. To the Knowledge of Seller, there are no actions that must be taken by the Company within 30 days of the Closing Date for the purposes of maintaining, perfecting, preserving or renewing any Registered Intellectual Property, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates.
(i)    Except as set forth on Schedule 5.9(i), the Company owns, leases or licenses all computer systems that are necessary for the operations of the Company Business as currently conducted. Since December 31, 2019, there has been no failure, material substandard performance or breach of any computer systems of the Company or its contractors that has caused any material disruption to the Company Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company. The Company maintains commercially reasonable data backup and data recovery procedures, and, as applicable, takes commercially reasonable steps to implement such procedures. The Company takes commercially reasonable actions designed to protect the integrity and security of its computer systems and the software information stored thereon. To the Knowledge of Seller, the computer systems (excluding any Off-the-Shelf Software) do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. The Company has taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access or modification by third parties.
(j)    The Company has complied in all material respects with all Contracts, standards, privacy policies, laws and regulations applicable to the Company regarding the collection, use, processing, disclosure or retention of Personal Information, including any such data privacy laws, industry security standards (e.g., Payment Card Industry Data Security Standards), or consumer protection laws, or agreements with third parties, in every jurisdiction where (i) the Company operates or (ii) residents of such jurisdiction have provided Personal Information to the Company. The Company has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or possessed by it or on its behalf from and against unauthorized access, use or disclosure. The Company has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information.
5.10    Accounts Receivable and Accounts Payable.
(a)    Except as disclosed on Schedule 5.10(a), each of the Receivables arose in the Ordinary Course of Business of the Company, is reflected in accordance with GAAP on the Books and Records, is current and collectible and represents the genuine, bona fide, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Knowledge of Seller, is threatened by any of the account debtors of such Receivables. Any reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP. The Company has good and valid title to the Receivables free and clear of all Liens except Permitted Liens and no agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments will have been made with respect to such Receivables. No goods or services, the sale or provision of which gave rise to any Receivables, have been returned or rejected to the Company by any account debtor or lost or damaged prior to receipt thereby. The Company has not written off any Receivables as uncollectible in excess of the reserves for uncollected Receivables reflected on the Financial Statements.
(b)    All accounts payable of the Company (i) reflected in the Financial Statements have been paid and are the result of bona fide transactions in the Ordinary Course of Business of the Company and (ii) arising after the date of the Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of the Company and are not yet due and payable.
5.11    Brokers’ Fees; Expenses.

(a)    Except as set forth on Schedule 5.11(a), neither the Company nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated. For the avoidance of doubt, any liabilities to pay any fees or commissions to any brokers, finders, or agents with respect of the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated, will be the responsibility of Seller.
(b)    Other than the Transaction Costs paid in accordance with Section 2.2 the Company does not have any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of the Company in general; and, to the Knowledge of Seller, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against the Company or any of its Affiliates giving rise to Liability associated therewith.
5.12    Financial Statements.
(a)    Attached hereto as Schedule 5.12(a) are copies of (i) the audited consolidated balance sheets of Seller and its Subsidiaries at December 31, 2021 and December 31, 2020 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2022 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the 12-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” Except as set forth on Schedule 5.12(a), the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal and recurring non-material year-end audit adjustments and accruals (which adjustments and accruals are not material in the aggregate) and to the absence of notes and other textual disclosure required by GAAP (that, if presented, would not differ materially from those presented in the Annual Financial Statements), and (iii) are correct and complete in all material respects, and are consistent with the Books and Records. As of December 31, 2022, the assets and properties of the Company represent all or substantially all of the assets and properties of Seller.
(b)    The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Debt of any other Person, in each case other than endorsement of checks in ordinary care.
(c)    The Company has not entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Financial Statements. The Financial Statements were derived from the Books and Records, and the Company maintains a system of internal controls and procedures over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with GAAP, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company Assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company Assets that could have a material effect on the Financial Statements. The Company has not, in the last three years, identified or been made aware in writing of (i) any illegal act, fraud or corporate misappropriation, whether or not material, that involves any employee or member of management of the Company, (ii) any material weakness or significant deficiency in the design or operation of internal controls and procedures over financial reporting of the Company, or (iii) any Claim or allegation regarding any of the foregoing.
5.13    No Undisclosed Liabilities. The Company has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against the Company giving rise to any such Liability), other than (a) Liabilities specifically accrued for or reflected or reserved against in the Interim Balance Sheet, (b) Liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business of the Company (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements), (c) Liabilities arising under the Transaction Documents or otherwise in connection with the consummation of the Transactions, (d) Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company or (e) liabilities set forth on Schedule 5.13.
5.14    Taxes. Except as set forth on Schedule 5.14:
(a)    All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.
(b)    All Taxes required to be paid by the Company (or for which the Company may be liable) have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return.
(c)    All Tax withholding and deposit obligations imposed on or with respect to the Company or its employees (or for which the Company may otherwise be liable) have been satisfied in full.
(d)    There are no Liens (other than Permitted Liens for current period Taxes which are not yet due and payable) on any of the Company Assets or the Equity Interests that are attributable to any Tax liability.
(e)    There are no Claims pending against the Company for any unpaid Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, with respect to the Company.
(f)    No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company.
(g)    True, correct and complete copies of all income, franchise and all other material Tax Returns filed by the Company during the past three years, and all material correspondence between the Company and a Governmental Authority relating to such Tax Returns or Taxes due have been made available to Buyer.
(h)    There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to the Company.

(i)    The Company is not a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person. The Company (i) has not ever been a member of any Consolidated Group (other than a Seller Consolidated Group) and (ii) has no liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.
(j)    No Claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not file Tax Returns or pay Taxes that the Company is or may be required to file a Tax Return or pay Taxes in that jurisdiction.
(k)    The unpaid Taxes of the Company did not: (i) as of the date of the Interim Balance Sheet, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Interim Balance Sheet (and not in any notes thereto) and (ii) as of the Closing Date, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Estimated Closing Statement.
(l)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.
(m)    The Company has not entered into any agreement or arrangement with any Governmental Authority that requires the Company to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available. The Company is not a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the Transactions.
(n)    Neither the Company nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. law.
(o)    The Company has no material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.
(p)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(q)    All of the Company Assets have been properly listed and described on the property Tax rolls for the Tax units in which the Company Assets are located, and no portion of the Company Assets constitutes omitted property for property Tax purposes.
(r)     None of the Company Assets consists, or has ever consisted of, any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership or is, or has ever been, subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(s)    None of the Company Assets consists, or has ever consisted of, any interest in any corporation or other entity treated under any applicable Tax law as a corporation.
(t)    The Company is, and has been since the date of its formation, properly treated as an entity disregarded as separate from its Tax owner for U.S. federal (and applicable U.S. state and local) income tax purposes.
(u)    The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
(v)    The Company has not, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act).
(w)    The Company does not own, directly, indirectly or constructively, any interest in (A) a “controlled foreign corporation” as defined under Section 957 of the Code, or (B) a “passive foreign investment company” as defined under Section 1297 of the Code.
(x)    The Company is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Company and any of its Affiliates comply with all applicable transfer pricing requirements imposed by any Governmental Authority.
5.15    Inventory. The Company owns its inventory free and clear of all Liens except Permitted Liens. Except as disclosed on Schedule 5.15, none of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Except as disclosed on Schedule 5.15, such inventory was acquired for sale in the Ordinary Course of Business of the Company and is in good and saleable condition and is not obsolete or damaged, except to the extent reflected in reserves set forth in the Interim Balance Sheet. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement. Since December 31, 2021, the Company has purchased and replaced inventory in the Ordinary Course of Business of the Company.
5.16    Litigation. Except as set forth in Schedule 5.16 or as would not reasonably be expected, individually or in the aggregate, to be material to the Company, there are, and at all times during the past three years there have been, no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against the Company or any of its current or former officers, directors, managers, members, employees or service providers, and there are no facts or circumstances that would reasonably be expected to result in any material claims against, with respect to, or in connection with, the Company that would have a Company Material Adverse Effect, and the Company is not subject to any outstanding judgment, order or decree of any Governmental Authority or arbitrator.
5.17    Product and Service Warranty.
(a)    Except as set forth on Schedule 5.17(a), the Company is not subject to provisions with respect to liquidated damages in any Contract with a Top Customer. Schedule 5.17(a) identifies any warranty claim asserted during the three-year period prior to the Closing Date from which the Company has incurred costs in excess of $50,000, individually or in the aggregate. All material Claims, whether in contract or tort, for defective or allegedly defective products or workmanship that are pending or, to the Knowledge of Seller, threatened against the Company are listed or described on Schedule 5.17(a). As of the date hereof, there are no material Claims pending or, to the Knowledge of Seller, threatened, involving (i) a service provided or a product designed, manufactured, serviced, produced, modified, distributed, or sold by or on behalf of the Company relating to an alleged defect in design, manufacture, materials or workmanship, performance, or alleged failure to warn, or an alleged breach of any guarantee or representation or warranty or (ii) other than in the Ordinary Course of Business, any return or replacement of a product sold by the Company (whether or not defective).
(b)    Except as set forth on Schedule 5.17(b), other than in the event of gross negligence or willful misconduct of the Company, the Company is not required to indemnify any Top Customer, such Top Customer’s employees, such Top Customer’s contractors, or such Top Customer’s contractors’ employees (with respect to each Top Customer, collectively, “Top Customer Group”) from any claim brought by or on behalf of any member of such Top Customer Group alleging personal injury, bodily injury, illness, or death of any member of such Top Customer Group, or that results from physical damage, loss, or loss of use of any tangible property of Top Customer Group, and which arises out of, relates to, or is connected with the work performed by the Company for such Top Customer.
(c)    Except as set forth on Schedule 5.17(c) and as relates to any sub-rentals for equipment, each sub-contractor engaged by the Company to provide services to any customer for consideration in excess of $50,000 has (i) assumed from the Company all of the Liabilities that the Company has assumed from the customer in the underlying service Contract that relate to the work to be performed by the sub-contractor or (ii) agreed to indemnify, hold harmless and defend the Company from all Liabilities in the underlying service Contract that relate to the work to be performed by the sub-contractor to the same extent the Company is obligated to the customer in respect thereof.
5.18    Employees; Employee Relations.
(a)    Schedule 5.18(a) identifies for the Company the following:
(i)    for each employee who provides services to the Company, his or her (A) name or unique identifier, job title, employing entity, job location, original hire date, service date, bonus, if any, paid or payable for the calendar year 2022, and status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”), (B) current annualized salary (or hourly wage rate, as applicable) and bonus or incentive compensation for which the employee is eligible, (C) accrued, unused vacation amounts, (D) leave status (including type of leave, leave start date and expected return date, if known), and (E) details of any applicable visa (including type of visa, dates of validity, and sponsoring entity) or other work permit;

(ii)    all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by the Company to, or made to the Company by, any manager, director, officer, employee or contractor of the Company; and
(iii)    the name and, if applicable, the entity through which he or she provides services, general description of services performed, compensation and service terms of any individual currently engaged to provide services to the Company as an independent contractor. The individuals set forth on Schedule 5.18(a) represent the entirety of the individuals whose employment or engagement principally involves providing services to or for the Company.
(b)    Except to the extent (x) owed in connection with the Transactions or (y) accrued as a current liability on the Interim Balance Sheet, to the Knowledge of Seller, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of the Company have been paid in full to such employees and contractors prior to the Closing. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of the Company have been reflected in the Financial Statements for the periods covered thereby. Except as set forth on Schedule 5.18(a), as of the Closing Date, no current employee of the Company is receiving disability benefits or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.
(c)    The Company is not a party to, nor, since December 31, 2019, has it been bound by, the terms of any labor or collective bargaining agreement or any other Contract with any labor union, labor organization, works council, or other representative of employees, and no such agreements are being negotiated. There are no material labor disputes existing or, to the Knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, and the Company has not experienced any material labor difficulties during the last three years. No material unfair labor practice charge, grievance, complaint, or other legal action arising out of any collective bargaining agreement or employment or labor relationship with the Company exists or, to the Knowledge of Seller, is threatened. No employee of the Company is represented by any labor union, labor organization, works council, or other representative of employees.
(d)    Except as set forth on Schedule 5.18(d), (i) there are, and at all times during the past three years there have been, no proceedings, charges, actions, or suits pending at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind with respect to the Company under any Legal Requirements affecting or relating to the employment relationship, and, to the Knowledge of Seller, no proceedings, charges, actions, suits, complaints, grievances, investigations, audits or similar actions are threatened under any such Legal Requirements and no facts, events, conditions or circumstances exist which would reasonably be expected to give rise to any such material proceedings, charges, actions, suits, complaints, grievances, investigations or similar actions, (ii) the Company is not and, during the last three years, has not been subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims of discrimination or other claims in respect of employment or labor practices and policies (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee classification, occupational health and safety, whistleblowing, retaliation and immigration) and (iii) no Governmental Authority has, during the last three years, issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee and contractor classification, occupational health and safety, whistleblowing, retaliation and immigration) of the Company. The Company has promptly, thoroughly, and impartially investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which the Company is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company is not a federal government contractor or subcontractor or subject to the requirements of Executive Order 11246.
(e)    The Company is and has during the last three years been in compliance in all material respects with all applicable Legal Requirements relating to labor, employment and employment practices, including employment and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA, recordkeeping, employee classification, non-discrimination, employee leave, payroll documents, record retention, equal employment opportunity, immigration, occupational health and safety, termination or discharge, whistleblowing, retaliation, collective bargaining, and the Company is not in violation of any Legal Requirements concerning engagement of independent contractors, other than as would not reasonably be expected, individually or in the aggregate, to be material to the Company. Each employee of the Company is authorized to work in each jurisdiction in which he or she performs services for the Company.
(f)    There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Legal Requirement) with respect to the Company at any time within the six months preceding the Closing Date.
5.19    Employee Benefit Matters.
(a)    Schedule 5.19(a) includes a true, correct and complete list of each of the following (collectively referred to as the “Plans” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to or by the Company or for which the Company could have any liability (actual or contingent), or has, within the past six years, been sponsored or maintained or contributed to by the Company for which the Company could have any liability (actual or contingent):
(i)    each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and
(ii)    each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, policy or program, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, employee loan, executive compensation or supplemental income arrangement, change in control or transaction bonus plan or agreement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement or program which is not described in Section 5.19(a)(i).
(b)    Seller has furnished to Buyer true, correct and complete copies of each of the Plans set forth on Schedule 5.19(a), and related trusts and services agreements, if applicable, including all amendments thereto. Seller has also furnished to Buyer, with respect to each Plan set forth on Schedule 5.19(a) and to the extent applicable: (i) the three most recent Forms 5500 annual returns/reports filed with the Department of Labor and all schedules thereto, (ii) the most recent summary plan description (including all summaries of material modification thereto), (iii)

the most recent actuarial report or valuation required to be prepared under applicable Legal Requirements, (iv) copies of all material, non-routine notices, letters or other correspondence from any Governmental Authority during the past three years, and (v) Forms 1094-C and 1095-C for the three previous calendar years.
(c)    Neither the Company nor any ERISA Affiliates of the Company contributes to nor has any obligation to contribute to, or has, within the past six years, contributed to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to Title IV of ERISA, (ii) a defined benefit plan within the meaning of Section 3(35) of ERISA or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or Section 210 of ERISA. Except as provided on Schedule 5.19(a), no Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(d)    Except as set forth on Schedule 5.19(d):
(i)    (A) each Plan has been operated and administered in compliance in all material respects with its governing documents and applicable Legal Requirements, and (B) each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance in all material respects with such Section or an exemption therefrom, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under such Section;
(ii)    Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination, advisory or opinion letter as to its qualification upon which the Company can rely and, to the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to result in the loss of the tax-qualified status of any such Plan or the tax-exempt status of a related trust;
(iii)    there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Plans or their assets;
(iv)    all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made in all material respects;
(v)    no act, omission or transaction has occurred which, to the Knowledge of Seller, would reasonably be expected to result in imposition on the Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vi)    to the Knowledge of Seller, there is no matter pending with respect to any of the Plans before any Governmental Authority; and
(vii)    the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan.
(e)    In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement or under the Plans which could result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered, as determined without regard to any arrangements entered into prior to Closing at the direction of Buyer or any of its Affiliates or between Buyer and its Affiliates, on the one hand, and a “disqualified individual” (within the meaning of Section 280G) on the other hand.
(f)    Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or similar state Legal Requirements, no Plan provides retiree medical or retiree life insurance benefits to any Person, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.
(g)    Each Plan that is a “group health plan” within the meaning of Section 733(a)(1) of ERISA is currently and has been in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any Plan to any material penalties or excise taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Healthcare Reform Laws (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable).
5.20    Environmental Matters.
(a)    Except as set forth on Schedule 5.20(a), the Company Business is and, for the last three years, has been in material compliance with all Environmental Laws and Environmental Authorizations and, to the Knowledge of Seller, no facts, events, circumstances or conditions exist that would reasonably be expected to materially adversely affect such continued compliance with Environmental Laws and Environmental Authorizations or require currently unbudgeted material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Authorizations.
(b)     Except as set forth on Schedule 5.20(b), (i) all Environmental Authorizations required for operating the Company Business as it is currently being operated have been obtained, and are currently in full force and effect; and (ii) the Company has not received any written notice that there are, or to the Knowledge of Seller, may exist, any facts, events, conditions or circumstances pursuant to which, any such Environmental Authorization will be revoked or adversely modified or any renewal of any existing Environmental Authorization will be denied.
(c)    Except as set forth on Schedule 5.20(c), there are no Claims pending or, to the Knowledge of Seller, threatened under any Environmental Law against the Company or the Company Business, and the Company has not received written notice from any Governmental Authority or other Person, in each case, alleging a material violation of, material non-compliance with, or material liability (including any remedial, investigative, or corrective action liability) under, any Environmental Law with respect to the Company Business or the Company Assets.
(d)     Except as set forth on Schedule 5.20(d), the Company has not provided nor is subject to an outstanding indemnity with respect to any material liability of any other Person arising under Environmental Laws, except in the Ordinary Course of Business of the Company.
(e)    Except as set forth on Schedule 5.20(e), there has been no Release of Hazardous Materials at, on, under or from any Company Assets by the Company or arising in connection with the Company Business, or to the Knowledge of Seller, the operations of any predecessor for which any investigatory, remedial, monitoring or restoration actions required by any Governmental Authority under Environmental Laws have not been performed and completed to the satisfaction of such Governmental Authority and in material compliance with applicable Environmental Laws.
(f)    Except as set forth on Schedule 5.20(f), the Company has not received any written notice asserting an alleged material Liability related to the Company Assets under any Environmental Law with respect to investigatory, remedial, monitoring, or restoration actions at any real properties, in each case, other than the real properties included among the Company Assets to which the Company transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Seller, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.
(g)    Except as set forth on Schedule 5.20(g), there are no underground storage tanks (i) currently, or to the Knowledge of Seller, formerly used by the Company in the operation of the Company Business in the Ordinary Course of Business and (ii) to the Knowledge of Seller, formerly operated by any predecessor upon the Company Assets which have since been permanently removed from service.
(h)    Except as set forth on Schedule 5.20(h), Seller has furnished to Buyer complete and accurate copies of all material environmental audits, assessments, reports, studies, analyses and material correspondence for the three year period prior to Closing (including any alleged material non-compliance with any Environmental Law, or any alleged exposure, Release or threatened Release of Hazardous Materials in violation of Environmental Law) that are in Seller’s or the Company’s possession or control and relating to the Company’s ownership or operation of the Company Business or the Company Assets.
5.21    Powers of Attorney. Except as disclosed on Schedule 5.21, the Company has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.
5.22    Insurance. Schedule 5.22 sets forth a true, correct and complete list of all policies, binders, and insurance contracts under which the Company, the Company Business or any of the Company Assets is insured (the “Insurance Policies”). The Company has not received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are in full force and effect and binding in accordance with their terms and all premiums due and payable thereon have been fully paid. The Company maintains, and has maintained at all times since December 31, 2019, insurance against Liabilities, Claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and the Company is, and has been, in material compliance with all insurance requirements under applicable Legal

Requirements and any Contracts. The Company has not received written, or to the Knowledge of Seller, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy. There are currently no Claims pending under any Insurance Policy as to which coverage has been denied or disputed by the insurers of such policies and, to the Knowledge of Seller, all material Claims and reportable incidents under any such Insurance Policy have been reported and asserted. Any material action pending against the Company that is covered by an Insurance Policy has been properly reported to the applicable insurer. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company, the Company Assets are insured in amounts no less than as required by law.
5.23    Books and Records. All Books and Records are located at the premises (including at the Company’s offices, off-site storage locations and on or with the Company’s servers, cloud storage services, or other software as a service subscriptions) of the Company Business to which such Books and Records primarily relate and have been maintained substantially in accordance with applicable Legal Requirements in all material respects.
5.24    Assets Necessary to the Company Business. Except as set forth on Schedule 5.24, the Company Assets constitute all of the material assets necessary or required to carry on the Company Business in substantially the same manner as presently conducted and as conducted since January 26, 2023.
5.25    Debt. Except for the Debt of the Company included in the calculation of the Net Debt Amount, the Company does not have any Debt, and there is no Debt related to or associated with the Company Assets or the Company Business.
5.26    Customers and Suppliers.
(a)    Schedule 5.26(a)(i) accurately sets forth (i) the top ten customers of the Company (based on aggregate consideration paid to the Company for goods or services rendered during the fiscal year ended December 31, 2022) (the customers required to be listed on the Disclosure Schedules, collectively, “Top Customers”); and (ii) the amount of consideration paid by each Top Customer during such period. Since June 30, 2022, no Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company. The Company has not received written, or to the Knowledge of Seller, oral notice of any material dispute from a Top Customer. Except as set forth on Schedule 5.26(a)(ii), (x) all Top Customers continue to be customers of the Company, (y) no Top Customer has ceased to use its goods or services or to otherwise terminate, materially and adversely modify or materially reduce its relationship with the Company (and the Company has not received any oral or written notice that any of its Top Customers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Customer doing so) from the levels achieved during the fiscal year ended December 31, 2022, and (z) no Top Customer has communicated to the Company, orally or in writing, that it has not passed such Top Customer’s audit. To the Knowledge of Seller, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a material adverse effect on the business relationship of the Company with any Top Customers.
(b)    Schedule 5.26(b)(i) sets forth (i) the top ten suppliers of the Company (based on consideration paid by the Company for goods or services rendered during the fiscal year ended December 31, 2022) (the suppliers required to be listed on Schedule 5.26(b)(i), collectively, “Top Suppliers”); and (ii) the amount of purchases from each Top Supplier during such period. Since June 30, 2021, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company. The Company has not received written, or to the Knowledge of Seller, oral notice of any material dispute from a Top Supplier. Except as set forth on Schedule 5.26(b)(ii) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company, (y) all Top Suppliers continue to be suppliers of the Company, and (z) no Top Supplier has ceased to supply goods or services to the Company or otherwise terminated, materially and adversely modified or materially reduced its relationship with the Company (and the Company has not received any oral or written notice that any of its Top Suppliers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Supplier doing so) from the levels achieved during the fiscal year ended December 31, 2022.
(c)    Since June 30, 2022, the Company has not experienced any material shortages of supplies or other material disruptions to its supply chains that has materially impacted the Company Business and the Company has not received any written (or, to the Knowledge of Seller, other) notice, nor does Seller have any Knowledge of, any current or potential shortage of supplies or other disruptions to its supply chains that would reasonably be expected to materially impact the Company Business.
5.27    Compliance with Legal Requirements.
(a)    The Company and each of its officers, directors, managers, members, employees and service providers is, and since December 31, 2019, has been in material compliance with all Legal Requirements applicable to the properties or assets of the Company or the operation of the Company Business, and (i) no written notice, demand letter, or request for information has been received by the Company from a Governmental Authority and (ii) no written administrative inquiry, formal complaint, or charge has been received by the Company or, to the Knowledge of Seller, is threatened against the Company, in each of clauses (i) and (ii), alleging any material non-compliance with any such Legal Requirements by the Company or any of its officers, directors, managers, members, employees or service providers. The Company maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any material misconduct or violations of laws.
(b)    Since December 31, 2019, the Company has not entered into nor been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any aspect of the Company Business or received any written request for information, notice, demand letter, administrative inquiry or complaint or Claim from any Governmental Authority arising out of or relating to any material failure to comply with any Legal Requirement, and no formal or, to the Knowledge of Seller, informal investigation or review related to the material failure to comply with any Legal Requirement by the Company is being conducted by any commission, board, or other Governmental Authority, and, to the Knowledge of Seller, no such investigation or review is scheduled, pending or threatened, except, in each case, where such non-compliance would not reasonably be expected to be material to the Company.
(c)    Except as set forth on Schedule 5.27(c), since December 31, 2019, except as would not have a Company Material Adverse Effect, there has not been any action, suit, Claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in relation to his or her work at the Company) of the Company, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Knowledge of Seller, has any such action, suit, Claim, proceeding, investigation, settlement or other arrangement been threatened.
5.28    Affiliate Transactions. Except as set forth on Schedule 5.28, other than the Transaction Documents, neither Seller, nor any of its Affiliates (including the Company), nor any of their respective directors or officers or, in the case of the Company, its employees (nor any members of any such director’s, executive officer’s or employee’s “immediate family”) (as defined in Rule 16a-1 of the Securities Act) (a) is a party to any Contract with, or is providing or receiving services from the Company (other than any applicable Contracts related to an officer’s, director’s or employee’s employment with the Company), (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company or (c) is indebted to the Company (each, an “Affiliate Transaction”).
5.29    Unlawful Payments. Neither the Company, nor any of its Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Seller, any of the representatives, sales intermediaries or other third parties acting on behalf of the Company: (a) has taken any action in violation of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), in order to assist the Company or any of its Affiliates in obtaining or retaining business that would cause the Company to be in violation of Improper Payment Laws. Neither the Company, nor any of its Affiliates, directors, officers, or employees, nor to the knowledge (as defined in the FCPA) of Seller, any of the representatives, sales intermediaries or other third parties acting on behalf of the Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation of any law. Without limiting the generality of the foregoing, neither the Company, nor any of its Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Seller, any of the representatives, sales intermediaries or other third parties acting on behalf of the Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer. Neither the Company, any of its Affiliates, nor any other Persons acting on their behalf have received any written notice or written communication from any Person that alleges a potential violation of any Improper Payment Laws, nor have they been the subject of in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have they received a written request for information from any Governmental Authority regarding Improper Payment Laws. The Company has in place reasonably designed and implemented controls to ensure compliance with any applicable export control, economic sanctions and Improper Payment Laws.
5.30    No Foreign Operations. The Company Business is, and, for the prior three year period, has been, conducted within the United States of America. The Company does not have any operations or activities located outside of the United States of America.
5.31    Government Contracts. The Company does not have a Contract with any Governmental Authority or under which the Company is otherwise directly or, to the Knowledge of Seller, indirectly providing goods or services to or for use by a Governmental Authority.

5.32    Bankruptcy. No Act of Bankruptcy has occurred with respect the Company. As used herein, “Act of Bankruptcy” means if the Company or any equity holder, partner, manager or director thereof shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (viii) approve in accordance with its Organizational Documents any action, the purposes of which is to effect any of the foregoing.
5.33    No Other Representations; Disclaimer. Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty other than those representations and warranties expressly set forth in Article IV and this Article V (subject to the limitations in Section 4.10 and in this Section 5.33). FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER AND THE COMPANY EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (A) ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS AND (B) EXCEPT IN THE CASE OF FRAUD, ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 5.33 SHALL EXPRESSLY SURVIVE THE CLOSING.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as and to the extent disclosed in the Buyer SEC Reports filed or furnished with the SEC on or after the Applicable Date and publicly available at least two Business Days prior to the Closing Date (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), Buyer represents and warrants to Seller as of the Closing that the following representations and warranties are true and correct, and acknowledges that Seller is relying on the following representations and warranties in entering into this Agreement.
6.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has delivered to Seller true, correct and complete copies of the Organizational Documents of Buyer, each as amended to date and presently in effect. Buyer’s Subsidiary Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has delivered to Seller true, correct and compete copies of the Organizational Documents of Buyer’s Subsidiary Party, each as amended to date and presently in effect.

6.2    Qualification; Power. Except as would not have a Buyer Material Adverse Effect, Buyer and its Subsidiaries are duly qualified to do business as a foreign entity and in good standing in each jurisdiction in which the nature of their respective business as now conducted or the character of the property owned or leased by it or its Subsidiaries makes such qualification necessary. Buyer and its Subsidiaries have all requisite power and authority to own their respective properties and assets and to carry on their respective business as currently conducted.
6.3    Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it or its Subsidiaries are a party and to perform its (or cause the performance of its Subsidiaries’) obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer or its Subsidiaries are a party and the performance of their respective obligations contemplated hereby and thereby have been duly and validly approved by all action necessary on behalf of Buyer or its Subsidiaries, as applicable. This Agreement and each of the Transaction Documents to which Buyer or its Subsidiaries are a party constitutes the legal, valid and binding obligations of Buyer or its Subsidiaries, as applicable, enforceable against such Person in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer or its Subsidiaries at the Closing have been duly authorized, executed and delivered by Buyer or its applicable Subsidiaries and constitute the legal, valid and binding obligations of Buyer or its Subsidiaries, as applicable, enforceable against Buyer or its applicable Subsidiaries, in accordance with their terms, subject to Creditors’ Rights.
6.4    Consents; Absence of Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer or its applicable Subsidiaries, nor the consummation of the Transactions or compliance by Buyer or its Subsidiaries, as applicable with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, or require any notice or consent or similar right under (A) any applicable Legal Requirement, (B) the Organizational Documents of Buyer or its Subsidiaries, as applicable, (C) any Contract to which Buyer or its Subsidiaries is a party or by which Buyer or its Subsidiaries, or any of Buyer’s or its Subsidiaries’ properties, are bound, or (ii) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (i) of this Section 6.4, in each case, other than with respect to Section 6.4(i)(B), except as would not have a Buyer Material Adverse Effect.
6.5    Capitalization.
(a)    The authorized capital stock of Buyer consists of 110,000,000 shares of Buyer Common Stock and 11,000,000 shares of Buyer Preferred Stock. As of March 7, 2023, 14,004,896 shares of Buyer Common Stock (which, for the avoidance of doubt, includes shares of Buyer Common Stock covered by outstanding restricted stock awards) and no shares of Buyer Preferred Stock are issued and outstanding. As of March 7, 2023, there were (i) 145,468 shares of Buyer Common Stock subject to outstanding restricted stock unit awards, (ii) 44,003 shares of Buyer Common Stock authorized and available for issuance pursuant to future grants made under Buyer’s equity incentive plan, and (iii) no shares of Buyer Common Stock reserved for future exercises of currently outstanding warrants. Buyer has no shares of Buyer Common Stock reserved for issuance or subject to outstanding awards except for the shares of Buyer Common Stock referenced in the preceding sentence.
(b)    The shares of Buyer Common Stock issued to Seller as Estimated Stock Consideration and the Closing Adjustment Shares are duly authorized, and are validly issued, fully paid and non-assessable and free of all Liens of any nature and restrictions imposed by or through Buyer, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law or Buyer’s Organizational Documents.
(c)    Except as set forth in Section 6.5(a) or the Organizational Documents of Buyer, there are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights) obligating Buyer to: (i) issue, sell, pledge, dispose of or encumber any shares of Buyer Common Stock or Interests in any Subsidiary of Buyer or securities convertible into or exchangeable for Buyer Common Stock or Interests in any Subsidiary of Buyer or any securities the value of which is based on the Buyer Common Stock of Interests in any Subsidiary of Buyer (including any phantom awards or stock appreciate rights); (ii) redeem, purchase or acquire in any manner any shares of Buyer Common Stock or Interests in any Subsidiary of Buyer; (iii) make any dividend or distribution of any kind with respect to shares of Buyer Common Stock or Interests in any Subsidiary of Buyer; or (iv) enter into any Contract to do any of the foregoing.
(d)    There are no outstanding obligations of Buyer to provide a material amount of funds to, or make any material investment in (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) any Subsidiary.
(e)    Neither Buyer nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Buyer Common Stock on any matter.
(f)    There are no voting trusts, proxies or similar agreements or understandings to which Buyer or any of its Subsidiaries is a party with respect to the voting or registration of the Buyer Common Stock or Interests in any Subsidiary of Buyer.
6.6    Buyer SEC Reports; Financial Statements.
(a)    Since December 31, 2021, Buyer has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, including all amendments thereto (such forms, reports, certifications, schedules, statements, documents, and amendments thereto collectively, the “Buyer SEC Reports”). As of their respective dates, each of the Buyer SEC Reports, as amended, complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and the Buyer SEC Reports did not, when filed (or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended), (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Buyer SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The financial statements of Buyer included in the Buyer SEC Reports, including all notes and schedules thereto (“Buyer Financial Statements”), complied as to form in all material respects, when filed (or if amended prior to the Closing Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and such Buyer Financial Statements fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiary as of their respective dates and the results of operations and the cash flows and stockholders’ equity of Buyer and its consolidated Subsidiary for the periods presented therein.
(c)    Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of Buyer are designed to provide reasonable assurance that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Buyer, as appropriate, to allow timely decisions regarding required disclosures. The principal executive officer and principal financial officer of Buyer have evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Legal Requirement, presented in any applicable Buyer SEC Report, that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(d)    Buyer has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
6.7    Listing Exchange. The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on The Nasdaq Global Select Market (“NASDAQ”), and Buyer has not received any notice of delisting. The issuance of the Buyer Common Stock pursuant to this Agreement does not contravene any NASDAQ rules and regulations. Buyer has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Buyer Common Stock under the Exchange Act or delisting the Buyer Common Stock from NASDAQ, nor has Buyer received any notification that the SEC or NASDAQ is contemplating terminating such registration or listing.
6.8    Brokers’ Fees. Neither Buyer nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Seller or its Affiliates could become liable or obligated.
6.9    Form S-3. Buyer is eligible to register the shares of Buyer Common Stock comprising the Estimated Stock Consideration and Closing Adjustment Shares for resale under a Registration Statement on Form S-3 promulgated under the Securities Act.
6.10    Litigation. Except as would not have a Buyer Material Adverse Effect, there are, and at all times during the past three years there have been, no actions, suits or proceedings pending or, to the Knowledge of Buyer, threatened at law or in equity, or before or by any

Governmental Authority or before any arbitrator of any kind, against Buyer, its Subsidiaries or any of their respective current or former officers, directors, managers, members, employees or service providers, and there are no facts or circumstances that would reasonably be expected to result in any material claims against, with respect to, or in connection with, Buyer or its Subsidiaries that would have a Buyer Material Adverse Effect, and, except as would not have a Buyer Material Adverse Effect, neither Buyer nor its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority or arbitrator.
6.11    Auditor Independence. Deloitte & Touche LLP, who have certified certain financial statements of Buyer and its consolidated Subsidiaries and whose report appears as part of the most recent Buyer Financial Statements, are independent public accountants as required by the Securities Act and the Public Company Accounting Oversight Board.
6.12    No Material Adverse Effect. Since December 31, 2021, there has not been any Buyer Material Adverse Effect.
6.13    Unlawful Payments. Except as would not have a Buyer Material Adverse Effect, neither Buyer, nor any of its Subsidiaries, nor their respective Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Buyer, any of the representatives, sales intermediaries or other third parties acting on behalf of Buyer or its Subsidiaries: (a) has taken any action in violation of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), in order to assist Buyer, its Subsidiaries or any of their respective Affiliates in obtaining or retaining business that would cause Buyer or its Subsidiaries to be in violation of Improper Payment Laws. Except as would not have a Buyer Material Adverse Effect, neither Buyer nor its Subsidiaries, nor any of their respective Affiliates, directors, officers, or employees, nor to the knowledge (as defined in the FCPA) of Buyer, any of the representatives, sales intermediaries or other third parties acting on behalf of Buyer or its Subsidiaries have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation of any law. Without limiting the generality of the foregoing, except as would not have a Buyer Material Adverse Effect, neither Buyer nor its Subsidiaries, nor any of their respective Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Buyer, any of the representatives, sales intermediaries or other third parties acting on behalf of Buyer or its Subsidiaries have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer. Except as would not have a Buyer Material Adverse Effect, neither Buyer, nor its Subsidiaries, nor any of their respective Affiliates, nor any other Persons acting on their behalf have received any written notice or written communication from any Person that alleges a potential violation of any Improper Payment Laws, nor have they been the subject of in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have they received a written request for information from any Governmental Authority regarding Improper Payment Laws. Except as would not have a Buyer Material Adverse Effect, Buyer has in place reasonably designed and implemented controls to ensure compliance of Buyer and its Subsidiaries with any applicable export control, economic sanctions and Improper Payment Laws.

6.14    Investment Company. Neither Buyer nor any of its Subsidiaries is, and after giving effect to the Transactions, none of them will be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder, or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
6.15    Registration Rights. There are no Contracts, agreements or understandings between Buyer and any Person granting such Person the right to require Buyer to file a registration statement under the Securities Act with respect to any securities of Buyer owned or to be owned by such Person.
6.16    Compliance with Legal Requirements.
(a)    Except as would not have a Buyer Material Adverse Effect, (i) each of Buyer and its officers, directors, managers, members, employees and service providers is, and since December 31, 2021, has been in material compliance with all Legal Requirements applicable to the properties or assets of Buyer or the operation of the business of Buyer, (ii) no written notice, demand letter, or request for information has been received by Buyer or its Subsidiaries from a Governmental Authority and (iii) no written administrative inquiry, formal complaint, or charge has been received by Buyer or its Subsidiaries or, to the Knowledge of Buyer, is threatened against Buyer or its Subsidiaries, in each of clauses (ii) and (iii), alleging any non-compliance with any such Legal Requirements by any of Buyer or any of its officers, directors, managers, members, employees or service providers.
(b)    Since December 31, 2021, Buyer has not entered into or been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any aspect of Buyer’s business or received any written request for information, notice, demand letter, administrative inquiry or formal complaint or Claim from any Governmental Authority arising out of or relating to any material failure to comply with any Legal Requirement, and no formal or, to the Knowledge of Buyer, informal investigation or review related to the material failure to comply with any Legal Requirement by Buyer or its Subsidiaries is being conducted by any commission, board, or other Governmental Authority, and, to the Knowledge of Buyer, no such investigation or review is scheduled, pending or threatened except, in each case, where such non-compliance would not have a Buyer Material Adverse Effect.
(c)    Since December 31, 2021, except as would not have a Buyer Material Adverse Effect, there has not been any action, suit, Claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Buyer policy relating to the foregoing, in each case involving Buyer or any of its Subsidiaries or any current or former employee, director, officer or independent contractor (in relation to his or her work at Buyer or its Subsidiaries, as applicable) of Buyer or its Subsidiaries, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Knowledge of Buyer, has any such action, suit, Claim, proceeding, investigation, settlement or other arrangement been threatened.
6.17    Material Contracts.
(a)    The Contracts set forth on Schedule 6.17(a), together with the Contracts identified on the list of exhibits to the Buyer SEC Reports, sets forth any Contract that would be required to be by filed by Buyer as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b)    Except as would not have a Buyer Material Adverse Effect, neither Buyer nor any of its Subsidiaries that is a party thereto is in breach of or default under the terms of any Contract of the type described in Section 6.17(a), and, to the Knowledge of Buyer, no other party to any such Contract is in breach of or default under the terms thereof. Except as would not have a Buyer Material Adverse Effect, each Contract of the type described in Section 6.17(a) is a valid and binding obligation, and is in full force and effect, in each case, subject to Creditor’s Rights.
6.18    Collective Bargaining Agreements. Except as would not have a Buyer Material Adverse Effect, neither Buyer nor its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union, labor organization or other employee representative body. Except as would not have a Buyer Material Adverse Effect, since December 31, 2021, there have not been any strikes, lockouts, slowdowns, work stoppages or other similar labor disputes involving any employee of Buyer or any of its Subsidiaries, and none are in effect or, to the Knowledge of Buyer, threatened with respect to any employee of Buyer or any of its Subsidiaries. To the Knowledge of Buyer, there is no union organizing effort pending or threatened against Buyer or any of its Subsidiaries, except as would not have a Buyer Material Adverse Effect. There is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Buyer, threatened with respect to any employee of Buyer or any of its Subsidiaries, except as would not have a Buyer Material Adverse Effect.
6.19    Tax. Buyer and its Subsidiaries have filed all Tax Returns required to be filed through the date hereof, subject to permitted extensions (except in any case in which the failure to so file would not have a Buyer Material Adverse Effect, and except as currently being contested in good faith), and Buyer and its Subsidiaries have paid all Taxes required to be paid through the date hereof other than such Taxes (i) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) that if not paid would not have a Buyer Material Adverse Effect. No Tax deficiency has been determined adversely to Buyer or any of its Subsidiaries that would have a Buyer Material Adverse Effect.
6.20    Independent Investigation. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT IN THE CASE OF FRAUD (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANY BUSINESS, THE COMPANY, THE INTERESTS OF THE COMPANY AND THE COMPANY’S ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS, (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE INTERESTS AND AN INVESTMENT IN THE COMPANY, (D) SELLER AND THE COMPANY GROUP HAVE DELIVERED OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH BUYER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, (E) IT HAS RELIED AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT SOLELY BASED ON ITS OWN INVESTIGATION AND ANALYSIS AND ON THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V, (F) EXCEPT AS

EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, AND (G) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, AND, EXCEPT IN THE CASE OF FRAUD AND FOR BUYER’S RELIANCE ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR ARTICLE V, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND BUYER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION.
6.21    No Other Representations and Warranties; Disclaimer. Notwithstanding anything to the contrary in this Agreement, Buyer makes no representation or warranty other than those representations and warranties expressly set forth in this Article VI (subject to the limitations in this Section 6.21). FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), BUYER EXPRESSLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES (A) ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, INCLUDING WITH RESPECT TO (I) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS OF BUYER, BUYER’S ASSETS OR THE INTERESTS OF BUYER, (II) ANY ESTIMATES OF THE VALUE OF THE BUSINESS OF BUYER, BUYER’S ASSETS OR INTERESTS OF BUYER, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS OF BUYER, BUYER’S ASSETS OR INTERESTS OF BUYER AND (IV) ANY OTHER DUE DILIGENCE INFORMATION, (B) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (C) EXCEPT IN THE CASE OF FRAUD, ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES). EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER SHALL BE DEEMED TO BE ACQUIRING THE BUYER COMMON STOCK IN ITS PRESENT STATUS, “AS IS,” “WHERE IS” AND “WITH ALL

FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 6.21 SHALL EXPRESSLY SURVIVE THE CLOSING.
ARTICLE VII
COVENANTS
7.1    Limited Survival; Certain Waivers.
(a)    Section 2.6, Article III, this Article VII, Article VIII, and Article IX and those other covenants, agreements and obligations set forth in this Agreement and in the Transaction Documents that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. Other than in the event of Fraud, the representations and warranties and the other covenants, agreements and obligations of Buyer, the other Buyer Related Parties, Seller, the Company and the other Seller Related Parties contained in this Agreement or in any Transaction Document will not survive beyond the Closing such that, except in the event of Fraud, no claim for breach of any such representation, warranty, covenant, agreement or obligation, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity or otherwise) may be brought after the Closing with respect thereto against Buyer, any other Buyer Related Parties, Seller or any other Seller Related Parties, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of Buyer, any other Buyer Related Parties, Seller, the Company or any other Seller Related Parties, in each case, except for those covenants, agreements and obligations and other provisions contained herein or in any Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing, including those set forth in Section 2.6, Article III, this Article VII, Article VIII, and Article IX; provided, however, that the foregoing shall not limit any claim or recovery that may be available to Buyer under the R&W Insurance Policy.
(b)    Buyer, for itself and on behalf of the other Buyer Related Parties (including, after the Closing, the Company), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of Seller or any Seller Related Party relating to any matter, occurrence, action or activity on or prior to the Closing Date are hereby irrevocably waived, and Buyer, for itself and on behalf of the other Buyer Related Parties (including, after the Closing, the Company) covenants not to assert or threaten to assert any claim with respect thereto. Seller, for itself and on behalf of the other Seller Related Parties, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of Buyer, the Company or any Buyer Related Party relating to any matter, occurrence, action or activity on or prior to the Closing Date are hereby irrevocably waived, and Seller, for itself and on behalf of the other Seller Related Parties covenants not to assert or threaten to assert any claim with respect thereto. Furthermore, without limiting the generality of this Section 7.1, except in the event of Fraud, no claim will be brought or maintained by, or on behalf of, Buyer or any other Buyer Related Parties (including the Company) against Seller or any other Seller Related Party, or by or on behalf of Seller or any other Seller Related Parties against Buyer, the Company or any other Buyer Related Party, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements set forth or contained in this Agreement. Notwithstanding anything to the contrary contained herein, this Section 7.1(b) shall not affect the rights of Seller, Buyer or the Company under this Agreement or any Transaction Document in respect of Fraud or any covenants, agreements or obligations that by their terms apply or are to be performed in whole or in part after the Closing, including those set forth in Section 2.6, Article III, this Article VII; Article VIII, and Article IX.
(c)    Seller, for itself and on behalf of the other Seller Related Parties, hereby (i) waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with the consummation of the Transactions or any future transfers of any Interest in the Company, including all such rights arising under any provision of the Organizational Documents of the Company and (ii) agrees that the transfers of the Equity Interests contemplated by this Agreement are not void or voidable by reason of any restriction set forth in the Organizational Documents of the Company.
(d)    THE RELEASES SET FORTH IN THIS SECTION 7.1 APPLY TO ALL CLAIMS, AND EACH OF SELLER, FOR ITSELF AND ON BEHALF OF THE OTHER SELLER RELATED PARTIES, AND BUYER, FOR ITSELF AND ON BEHALF OF THE OTHER BUYER RELATED PARTIES, AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF THE UNITED STATES OR OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT MIGHT INVALIDATE SUCH RELEASES OR THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR.
7.2    Use of Name. Seller agrees that from and after the Closing Date, Seller and its controlled Affiliates will not directly or indirectly use in connection with any business activities, other than solely for the purpose of winding up Seller, any service marks, trademarks, trade names, trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo that is confusingly similar in sound or appearance thereto and used or otherwise exploited by the Company as of the Closing Date.
7.3    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including cooperating with the other Party to obtain any consent, approval or authorization necessary or desirable to preserve for the Company any rights or benefits under any Contract to which the Company is a party or with respect to which any of the assets of the Company are bound that was not obtained prior to the Closing, including the Contracts set forth on Schedule 7.3 (collectively, the “Specified Contracts”)) or to vest, perfect or confirm ownership by Buyer of the Equity Interests; provided, however, that no Party shall be required to incur any out-of-pocket costs in connection with any such request. Notwithstanding the foregoing, the beneficial interest in or to the Specified Contracts (collectively, the “Specified Contract Rights”) shall in any event pass at the Closing to the Company, and pending the receipt of the consent or approval required to assign the Specified Contracts to the Company, the Company shall fully discharge all obligations of Seller under such Specified Contracts Rights (except to the extent such obligations result from, arise out of or relate to any action or inaction of Seller) in the same manner as if such Specified Contracts were assigned to the Company as of Closing as agent for Seller, and Seller shall act as the Company’s agent in the receipt of any benefits, rights or interest received from the Specified Contract Rights as directed by the Company without any incremental out-of-pocket costs to Seller. The Company shall pay any cost, expenses or other amount, and shall indemnify Seller for all Losses of Seller, resulting from, arising out of or related to the Company’s performance or failure to duly perform the obligations of Seller under the Specified Contracts and any other amounts owed by Seller pursuant to the Specified Contracts except to the extent any such Losses result from, arise out of or relate to any action or inaction of Seller. Seller’s obligations in connection with any Specified Contract shall terminate upon the earliest to occur of (a) the date that is 90 days following the Closing Date, (b) the Parties mutual written agreement to terminate the obligations set forth in this Section 7.3 with respect to the Specified Contracts, (c) the termination of any Specified Contract and (d) the assignment of the Specified Contract to the Company, Buyer or any of their respective Affiliates.
7.4    Confidentiality. Seller agrees that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company Business or the terms of this Agreement (the “Confidential Information”) will be maintained in confidence and will not be divulged by Seller or any other Seller Related Parties to any Person unless and until they will become public knowledge (other than by disclosure in breach of this Section 7.4) or as required by applicable Legal Requirements, including applicable securities laws and regulations; provided, however, that before Seller or any of its Affiliates discloses any of the foregoing as may be required by applicable Legal Requirements, such Person will give Buyer reasonable advance notice and take such reasonable actions (at Buyer’s sole cost) as Buyer may propose to minimize the required disclosure.
7.5    Tax Matters.
(a)    Agreed Tax Treatment and Tax Allocation.
(i)    The Parties agree for U.S. federal (and applicable U.S. state and local) Tax purposes to treat the sale and purchase of all of the Equity Interests pursuant to this Agreement as a taxable purchase and sale of an undivided interest in all of the Company Assets by Seller to a limited liability company Subsidiary of Buyer and an assumption by the limited liability company Subsidiary of Buyer of all of the liabilities of the Company (the “Agreed Tax Treatment”).
(ii)    Consistent with the Agreed Tax Treatment and the principles of Section 1060 of the Code and the Treasury Regulations thereunder, the Final Stock Consideration (and any other items constituting consideration for U.S. federal income tax purposes) will be allocated among the Company Assets in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (such allocation, the “Allocation”). On or prior to the date that is 120 days after the Closing Date, Buyer will provide Seller with Buyer’s proposed Allocation. The Allocation shall be deemed to be accepted by, and shall be conclusive and binding on, Seller except to the extent Seller shall have delivered, within 15 days after the date on which the Allocation is delivered to Seller, a written notice to Buyer stating each item to which Seller takes exception (it being understood that any amounts not disputed shall be final and binding). Buyer and Seller shall use commercially reasonable efforts to agree to a final Allocation within 15 days of Seller’s delivery of any written notice of exceptions. If Buyer and Seller are unable to agree to a final Allocation within 15 days of Seller’s delivery of any written notice of exceptions (or such other time period mutually agreed upon between Buyer and Seller) then the determination of any matters related to the Allocation for which Buyer and Seller are in disagreement shall be resolved by the Independent Accountant appointed pursuant to procedures substantially similar to those contained in Section 3.2(b). Any determination of the Independent Accountant under this Section 7.5 shall be binding on Buyer and Seller. Buyer will update the final Allocation in good faith to take into account any subsequent adjustments to the Final Stock Consideration, including any adjustment pursuant to this Agreement, and any changes to any other items constituting consideration for U.S. federal income tax purposes, in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder.
(iii)    The Parties will not (and will not permit their respective Affiliates to) file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the final Allocation (as updated) or the Agreed Tax Treatment, except as required by applicable Legal Requirements following a Final Determination. Each Party will promptly notify the other Parties of any Tax Proceeding with respect to the final Allocation or Agreed Tax Treatment.
(b)    Tax Cooperation. Each Party will cooperate (and will cause its Affiliates to cooperate) fully as and to the extent reasonably requested by any other Party in connection with the filing of Tax Returns and any audit, inquiry, examination or proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). Such cooperation will include the retention and (upon another Party’s request) the provision of all documents and other information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Tax Proceeding or as may otherwise be necessary to enforce the provisions of this Agreement.
(c)     Tax Proceedings. Buyer will have the right to control and take any action it deems appropriate with respect to any Tax Proceeding with respect to the Company; provided, however, that if such Tax Proceeding is with respect to those certain sales Tax audits set forth on Schedule 7.5(c) (each, a “Specified Tax Proceeding”), then Seller shall have (at its sole cost and expense) the right to control the conduct of any such Specified Tax Proceeding, subject to the satisfaction of the Control Conditions; provided further, with respect to any Specified Tax Proceeding, Seller shall: (i) keep Buyer reasonably informed of each material development of such Specified Tax Proceeding; (ii) first consult in good faith with Buyer before taking any material action with respect to the conduct of such Specified Tax Proceeding; (iii) permit Buyer, directly or through its designated representatives, to participate in any such Specified Tax Proceeding at Buyer’s sole cost and expense and to review in advance all submissions made in the course of any Tax Proceeding relating to such Tax Returns (including any administrative appeals thereof). Except to the extent there is a conflict with the provisions of this Section 7.5(c), the provisions of Sections 8.4(b) through 8.4(d) will control with respect to any Specified Tax Proceeding.
(d)    Transfer Taxes. To the extent that any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes arise by reason of the consummation of the Transactions contemplated by this Agreement (“Transfer Taxes”), such Transfer Taxes will be borne and timely paid 100% by Buyer. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Return that must be filed with respect to Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under the applicable Legal Requirements for the filing of such Tax Returns.
(e)    Seller Consolidated Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and shall pay all Taxes owed with respect to such Seller Consolidated Returns.
7.6    Books and Records.
(a)    Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to the originals of all Books and Records. Seller will promptly, but no later than 15 Business Days following the Closing, deliver to Buyer such originals of all Books and Records in Seller’s possession that are not held or stored at the offices, at off-site storage locations, on servers, with cloud storage services, or with other software as a service subscriptions, in each case, of the Company; provided, however, that Seller shall be entitled to retain copies of the information and records to comply with its internal record retention policies. Notwithstanding anything to the contrary in this Agreement, for the purpose of this Section 7.6(a), “Books and Records” shall be deemed to not include, and Seller and its Affiliates shall be entitled to retain, (i) any U.S. federal income Tax Returns or combined franchise Tax Returns filed by Seller or any of its Affiliates (other than the Company), (ii) any documents that pertain solely to the businesses, assets, properties or operations of Seller to the extent unrelated the conduct of the Company Business, (iii) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) as to the transactions contemplated by this Agreement or the other Transaction Documents or (iv) any internal records, documents or communications relating to the acquisition of the Company as to the transactions contemplated by this Agreement or the other Transaction Documents, except, in the case of the foregoing clause (iv), to the extent Buyer or any of its Affiliates is expressly entitled to such information under the Transaction Documents from and after the Closing.
(b)    Buyer will, and will cause its Affiliates to, (i) preserve the Books and Records which relate to the period preceding the Closing Date (including those which are necessary or useful in connection with any third-party tax inquiry, audit or similar investigation or any dispute or litigation, including the Specified Litigation, the Specified Tax Proceedings and as may otherwise relate to the Excluded Liabilities, and those which are required to enable Seller to comply with its obligations under this Agreement and the other Transaction Documents); and (ii) cooperate in all reasonable respects with Seller and its Affiliates and Representatives, and make available to such Persons, during normal business hours, the Books and Records referenced in the immediately preceding clause (i); provided, however, (A) that prior to receiving access to any of the Books and Records, Seller will enter into a customary confidentiality agreement binding on it and any other Person to whom the information may be disclosed if no similar agreement is in effect and enforceable against Seller at such time (and the Parties agree the confidentiality provisions of this Agreement are sufficient to satisfy such requirement with respect to Seller); (B) Buyer will be entitled to destroy Books and Records in accordance with a customary document retention policy but shall not, and shall not permit any of its Affiliates to, destroy any Books and Records until the later of (1) the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate and (2) the resolution of the Specified Tax Proceedings or the Specified Litigation Proceedings, as applicable; and (C) Buyer shall not be required to provide access to any information if Seller or any Seller Related Parties are adverse parties to Buyer in any proceeding and such information is reasonably pertinent thereto (in which case, the applicable rules of discovery shall apply).
7.7    Publicity. Except as required by a court of competent jurisdiction, pursuant to any listing agreement with NASDAQ or any other national securities exchange or by applicable

Legal Requirements, including applicable securities laws and regulations, and except for disclosures required to be made in the financial statements of Buyer or any of its Affiliates or in publicly filed documents necessary to effect the Transactions and the other Transaction Documents, none of the Parties nor any of their Affiliates will, without the prior consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), make any statement or any public announcement or press release with respect to the Transactions, provided that (a) Buyer shall provide Seller with a reasonable period to review and comment on any public filings or press release related to the Transactions or the Transaction Documents prior to Buyer making such filing or press release and (b) Buyer shall not include any reference to the Seller Sponsor Persons or any of their respective Affiliates in any public filing, press release or other disclosure related to the Transaction or the Transaction Documents without Seller’s prior written consent; provided, however, that Buyer shall be deemed to have complied with the requirements in the foregoing clauses (a) and (b) for any public filing, press release or other reference to the Seller Sponsor Persons or their respective Affiliates where Seller has previously consented in writing under this Section 7.7 to substantially similar disclosure; provided further that the Parties shall mutually agree to any press release to be made to announce the Transactions. The obligations of the Parties under this Section 7.7 shall not preclude a Party or its Affiliates from disclosing information to their respective investors, beneficial owners or representatives or as such Party or its Affiliates reasonably deem to be appropriate in connection with fund raising, financing and marketing activities undertaken by such Party or its Affiliates (provided that the receiving parties are advised of the confidential nature thereof and agree to hold such information confidential in accordance with the foregoing).
7.8    R&W Insurance Policy. The parties hereto acknowledge that, as of the date hereof, Buyer has obtained the R&W Insurance Policy, attached hereto as Exhibit D. After Closing, Buyer shall ensure that the terms of the R&W Insurance Policy provide (a) that the insurer waives any claim against Seller and the Seller Related Parties by way of subrogation, claim for contribution or otherwise, except in the case of Fraud (with the insurer agreeing that the Fraud of any one Person shall not be imputed to any other Person), and (b) that Seller and the Seller Related Parties are express third-party beneficiaries of such waiver of subrogation provision. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, Taxes, retention and other fees and expenses of such policy shall be borne solely by Buyer. Seller shall, and shall cause the Seller Related Parties to, use commercially reasonable efforts to cooperate as requested by the Company in connection with any claim under the R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, none of the Seller Related Parties shall be entitled to any proceeds from the R&W Insurance Policy without the prior written consent of Buyer. To the extent required by the R&W Insurance Policy and as requested by Buyer, Seller shall deliver to Buyer within ten Business Days after the Closing Date a flash drive containing copies of all documents that were uploaded to the virtual data room used for by the Parties for the transactions contemplated by this Agreement.
7.9    Post-Closing Proceeds. From and after the Closing, to the extent the Company or any of its Affiliates (including Buyer or any of its Subsidiaries) actually receives in immediately available funds any of portion of (a) the Employee Retention Credit, (b) the return of any deposit made prior to the Closing and set forth on Schedule 7.9 to satisfy the insurance retention requirements, (c) any amounts received pursuant to a Recoupment Action in respect of the Specified Litigation in which the Company is plaintiff or claimant, (d) any insurance proceeds in respect of the Specified Litigation, or (e) in the event that it has been finally determined (or would have been finally determined had the Aged Receivables been included in the calculation of Net Working Capital) that there is a Net Working Capital Deficit or Net Working Capital Excess, any amount received by Buyer or any of its Affiliates (including, after the Closing, the Company) in connection with any Aged Receivable (such amounts described in clauses (a)

through (e), “Post-Closing Proceeds”), Buyer will promptly notify Seller of the receipt of such Post-Closing Proceeds. Within five Business Days of the receipt of any portion of such Post-Closing Proceeds, Buyer shall remit to Seller such Post-Closing Proceeds, less any Collection Costs related thereto. Following the fifth anniversary of the Closing Date, the obligations of Buyer set forth in this Section 7.9 shall terminate and Buyer shall be entitled to retain any Post-Closing Proceeds thereafter received and shall not be required to remit such Post-Closing Proceeds to Seller. The Parties solely intend the express provisions of this Agreement, and no others, to govern their contractual relationship with respect to the Post-Closing Proceeds. Notwithstanding the foregoing, no Buyer Related Party shall take or fail to take, directly or indirectly, any action in bad faith for the purpose of reducing the amount of Post-Closing Proceeds remitted to Seller.
7.10    Lock-Up of Closing Adjustment Shares.
(a)    Seller hereby irrevocably agrees, without the prior written consent of Buyer, except to the extent expressly permitted pursuant to the terms of the Registration Rights and Lock-Up Agreement, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time prior to the adjustment pursuant to Article III) any Closing Adjustment Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any such Closing Adjustment Shares to the extent such transaction described in clauses (A) or (B) above is to be settled by delivery of any such Closing Adjustment Shares, other equity interests, other securities, in cash or otherwise or (iii) publicly disclose the intention to do any of the foregoing.
(b)    The restrictions set forth in Section 7.10(a) shall terminate with respect to a Closing Adjustment Share upon the removal of the Contract Legend for such Closing Adjustment Share by the Transfer Agent pursuant to Section 3.3.
7.11    Financial Information. From and after the Closing Date until September 30, 2023, Seller shall, and shall direct the other Seller Related Parties to, furnish, as soon as practically possible, true and correct information about the Company and all financial information related thereto to Buyer as Buyer may reasonably request in connection with the preparation and filing of any filings that Buyer or any of its Affiliates may be required to make with the SEC under applicable law, or any other matters that include information regarding the Company. In connection with such cooperation, from and after the Closing Date until September 30, 2023, Seller shall provide to Buyer, its Affiliates, and Buyer’s auditors reasonable access to Seller’s representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements. Notwithstanding anything to the contrary herein, neither Seller nor any Seller Related Party shall be required to incur any out-of-pocket costs in connection with this Section 7.11.
7.12    D&O Matters.
(a)    Buyer agrees and acknowledges that the Company provides certain exculpation and indemnification protection under the Organizational Documents of the Company (collectively, the “D&O Protection”) to officers and directors of the Company (each, a “Protected Person”). Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, unless required by applicable Legal Requirements, Buyer will not, and will not permit the Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any D&O Protections in the Organizational Documents of the Company, in each case, as it relates to any Protected Person or any acts, omissions, circumstances or events existing or occurring prior to the Closing, without the written consent of such affected Protected Person.

(b)    Prior to the Closing, Seller shall have purchased a customary six-year “tail” directors’ and officers’ liability insurance policy to be effective as of the Closing (the “Tail Policy”) that provides an extended claims period for the coverage currently provided under any directors’ and officers’ liability insurance policy maintained by the Company, the costs of which will be a Transaction Costs. From and after the Closing, Buyer will not (or will cause the Company not to) cancel (or permit to be canceled) the Tail Policy.
(c)    The provisions of this Section 7.12 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Protected Person and his or her successors, heirs and representatives and will be binding on all successors and assigns of Buyer and the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
7.13    Employees; Contractors.
(a)    Except as otherwise provided herein, commencing on the Closing Date and continuing through the earlier of (i) the date that is 12 months following the Closing Date, and (ii) the date that an employee of the Company is no longer employed by Buyer or any of its Subsidiaries, Buyer shall provide, or cause to be provided, to each employee of the Company (other than any Key Employee, which Key Employees will enter into Employment Agreements) (A) a rate of pay that includes annual base salary or an hourly wage rate (as applicable) that is at least as favorable as the annual base salary or hourly wage rate (as applicable) provided to similarly situated employees of Buyer and its Subsidiaries, (B) other compensation and such other employee benefits, in each case, as are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Subsidiaries, and (C) any amounts owed pursuant to any Severance Benefit Contract. Notwithstanding the foregoing, in the event an industry downturn or other economic circumstances negatively impact Buyer and its Subsidiaries, the compensation and employee benefits provided to employees of the Company may be reduced as part of a generally applicable reduction in salary or other compensation or benefits described in the foregoing clauses (A) and (B) that applies in the same manner to other similarly situated employees of Buyer or its Subsidiaries that then employ such employee of the Company during such period.
(b)    With respect to any Buyer plans (other than any such plan providing a severance benefit) in which any employee of the Company will participate following the Closing, Buyer shall, or shall cause its Subsidiaries to use commercially reasonable efforts to, subject to the approval of any applicable third party insurance carriers, (i) waive all limitations as to pre-existing condition exclusions, active employment requirements, requirements to show evidence of good health and waiting periods with respect to the employees of the Company and their spouses and dependents, if applicable, to the same extent waived under a similar or comparable Company Plan in which such employee of the Company participated immediately before the Closing Date and (ii) cause each such Buyer plan in which any employee of the Company may participate to provide each employee of the Company with credit for any co-payments or deductibles paid under the applicable Company Plan prior to or as soon as reasonably practicable following the commencement of his or her participation in such Buyer plan in satisfying any deductible requirements or out of pocket limits under the applicable Company Plan for the plan year in which participation in such Buyer plan commences, subject to Seller or its Affiliate timely providing such information that is reasonably necessary for Buyer to comply with the foregoing.
(c)    Buyer shall cause to be provided to each employee of the Company credit for prior service with the Company to the extent such service would be recognized if it had been performed as an employee of Buyer or its Subsidiaries for purposes of eligibility to participate and vesting in each vacation, defined contribution retirement, welfare benefit and paid-time off plan or program of Buyer, if any, and excluding any plan providing severance benefits, in which such employees of the Company are eligible to participate after the Closing Date to the same extent as such employee of the Company was entitled, before the Closing Date, to credit for such service under the corresponding Company Plan, if any; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d)    The Parties acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any third-party beneficiary rights in any current or former employee, director or consultant of the Company (ii) create any right to any compensation or benefits whatsoever on the part of any employee of the Company or other future, present or former employee of the Company, its Affiliates, Buyer, or its Affiliates; (iii) guarantee employment for any period of time or preclude the ability of Buyer to terminate any employee of the Company, independent contractor or other individual service provider for any reason at any time; (iv) require Buyer to continue any Buyer Plan, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date; or (v) constitute an amendment to any Plan or other employee benefit or compensation plan or arrangement.
(e)    For the nine-month period following the Closing Date, upon receipt of a written notice from Buyer that any employee of the Company is entitled to receive any payment pursuant to a Severance Benefit Contract (whether due to such employee’s termination or otherwise), which notice shall include reasonable supporting documentation of such amounts and any employer portion of any employment or payroll Taxes arising as a result of any such payments, Seller shall promptly reimburse to Buyer the amounts paid to such employee by Buyer in accordance with the applicable Severance Benefit Contract and the reasonable and documented amount of any employer portion of any employment or payroll Taxes arising as a result of any such payments.
(f)    Seller shall discharge all amounts due prior to the Closing or that become due in connection with the Closing under the Greene’s Holding Corporation 2020 Long-Term Incentive Plan in accordance with the terms thereunder.
7.14    Specified Litigation Proceedings.
(a)    From and after the Closing, except to the extent any of the Self-Defense Conditions is satisfied (but excluding from the determination of whether the Self-Defense Condition set forth in clauses (B) or (C)(I) of the definition thereof is satisfied, clause (iii) of the definition of Control Conditions), Seller shall manage, contest and pursue the dismissal and/or resolution, and otherwise control the conduct, of the Specified Litigation (all proceedings relating to such Specified Litigation, collectively, the “Specified Litigation Proceedings”) in favor of the Company. Seller shall be solely responsible for the costs and expenses of the Specified Litigation Proceedings, including the payment of any settlement amount or judgement to be paid by the Company and the indemnification of the Buyer Indemnified Parties for any Losses pursuant to Section 8.1(b).
(b)    In connection with the Specified Litigation Proceedings in which the Company is plaintiff, the Parties acknowledge that Seller or the Company may be entitled to pursue legal action seeking the recoupment of legal and other fees and expenses in connection with defending such Specified Litigation Proceedings (such a legal action, a “Recoupment Action”). Seller shall have the sole and exclusive right to determine whether the Company or Seller will pursue any Recoupment Action, and Seller shall bear any costs associated with any

Recoupment Action. Any amounts recovered by the Company in connection with any such Recoupment Action shall, upon receipt thereof by the Company or its Affiliates, be promptly distributed to Seller pursuant to Section 7.9.
(c)    Except to the extent there is a conflict with the provisions of this Section 7.14, the provisions of Sections 8.4(b) through 8.4(d) will control with respect to any Specified Litigation Proceedings.
7.15    Release of Seller Guarantees.
(a)    Buyer shall use commercially reasonable efforts to replace the credit support set forth on Schedule 7.15(a) (such credit support, the “Seller Credit Support”) (such replacement to be on terms that are the same as or no less favorable in the aggregate to the credit support provider, but in any event on terms sufficient to effect the complete release of Seller and its Affiliates under the Seller Credit Support) as promptly following the Closing as is reasonably practical; provided, however, that such replacement of the Seller Credit Support shall occur no more than 45 days following the Closing Date.
(b)    From and after the Closing Date until the date that Buyer delivers to Seller evidence, reasonably acceptable to Seller, of the full and complete release of Seller and its Affiliates with respect to all of the Seller Credit Support (such date, the “Replacement Date”), Buyer shall reimburse and indemnify Seller and its Affiliates for all reasonable and documented amounts paid and expenses incurred by such Persons in connection with any demand upon any of the Seller Credit Support resulting from, arising out of or related to any action or inaction of Buyer or its Affiliates (including, following the Closing, the Company).
(c)    If Buyer is unable to replace any Seller Credit Support by the end of the 45-day period set forth in clause (a) above (such remaining Seller Credit Support, “Continuing Support Obligations”), Buyer shall (i) continue to use commercially reasonable efforts to obtain such replacement and release, and (ii) reimburse and indemnify Seller and its Affiliates for all reasonable and documented out-of-pocket costs for the corresponding Continuing Support Obligations for the period beginning on the Closing Date and continuing until the Replacement Date with respect to such Continuing Support Obligation to the extent such Continuing Support Obligations result from, arise out of or relate to any action or inaction of Buyer or its Affiliates (including, following the Closing, the Company); provided, however, that the Parties acknowledge and agree that Seller and its Affiliates shall not be obligated to maintain any Continuing Support Obligation after the date that is 60 days following the Closing.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification of the Buyer Indemnified Parties. From and after the Closing, Seller will indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or relating to:
(a)    any breach of any covenant, agreement or undertaking made by Seller in this Agreement; or
(b)    any Excluded Liability.
8.2    Indemnification of the Seller Indemnified Parties. From and after the Closing, Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against all Losses arising out of or relating to:

(a)     any breach of any covenant, agreement or undertaking made by Buyer in this Agreement; or
(b)    any Liabilities of the Company other than any Excluded Liability.
8.3    Limitations. Notwithstanding anything to the contrary in this Agreement:
(a)    Seller’s aggregate obligation to indemnify the Buyer Indemnified Parties, and Buyer’s liability to the Seller Indemnified Parties, in each case, pursuant to this Agreement, shall not exceed $32,500,000.
(b)    Under no circumstances shall any Party be entitled to duplicate recovery under this Agreement with respect to (i) any indemnification claim pursuant to this Article VIII, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant or agreement set forth herein, or in any of the agreements or instruments entered into in connection with the Closing or (ii) any adjustments to the Buyer Common Stock issuable hereunder pursuant to Section 3.3.
(c)    Notwithstanding the foregoing, payments by an Indemnifying Party pursuant to this Article VIII in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.
(d)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VIII WITH RESPECT TO, NOR SHALL THE INDEMNIFIABLE LOSSES HEREUNDER INCLUDE OR BE DEEMED TO INCLUDE, AND EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS WITH RESPECT TO CLAIMS UNDER THIS ARTICLE VIII AS TO CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE THAT ARE NOT THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT GIVING RISE TO THE CLAIM FOR SUCH DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO ANY LIABILITIES ARISING AS A RESULT OF FRAUD OR IN CONNECTION WITH ANY THIRD-PARTY CLAIM TO THE EXTENT ANY SUCH DAMAGES ARE PAYABLE BY THE INDEMNIFIED PARTY TO THE APPLICABLE THIRD-PARTY.
8.4    Indemnification Procedure for Third-Party Claims.
(a)    Promptly following receipt by an Indemnified Party of written notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding from such third party with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), Buyer, in the event the Indemnified Party is a Buyer Indemnified Party, or Seller, in the event the Indemnified Party is a Seller Indemnified Party, will provide written notice thereof to the other Party (such other Party, the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party will not limit the Indemnified Party’s right to indemnification under this Article VIII unless, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. Such notice will describe the Third-Party Claim in reasonable detail, subject to the first proviso to this Section 8.4(a), include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained. The Indemnifying Party will have the right, upon written notice delivered to Buyer or Seller, as applicable, within 30 days thereafter (which notice shall set forth the Indemnifying Party’s agreement to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim), to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) and the payment of the fees and disbursements of such counsel. For the avoidance of doubt, the covenants and agreements set forth in this Section 8.4(a) shall be deemed to be satisfied as of the Closing Date with respect to the Specified Litigation Proceedings and Specified Tax Proceedings, including the covenant that counsel be reasonably acceptable to Buyer.
(b)    Notwithstanding the foregoing, the Indemnifying Party may not assume or continue the defense of the portion of a Third-Party Claim, including, for the avoidance of doubt, in respect of any Excluded Liability, (i) which includes criminal or quasi-criminal charges or seeks to impose any criminal penalty, fine or other sanction on the Indemnified Party, (ii) that seeks non-monetary, injunctive or other equitable remedies which, if granted, would reasonably be expected to adversely affect, restrain or interfere with the business of the Indemnified Party or any of its Affiliates, (iii) in the event that such Third-Party Claim is made against a Buyer Indemnified Party by any material customer or material supplier of Buyer or any of its Affiliates, if Buyer has determined in good faith that such Third-Party Claim or the compromise or settlement thereof would reasonably be expected to adversely affect Buyer’s or the Company’s continuing business relationship with any such material customer or material supplier, in each case, in any material respect (provided, however, that the Buyer Indemnified Party shall be not permitted to settle any such claim for which the Buyer Indemnified Party is seeking indemnification pursuant to this Agreement without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed)), or (iv) there exists an actual conflict between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim such that the Parties cannot be joint defendants (the conditions set forth in clauses (i) through (iv) are, collectively, the “Control Conditions”). In the event, however, that (A) the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to Buyer, (B) the Indemnifying Party is not entitled to assume or continue the defense of the Third-Party Claim in accordance with the preceding sentence (but limited only to the portion of such Third-Party Claim the Indemnifying Party is prohibited from assuming), or (C) after the Indemnifying Party has assumed the defense of a Third-Party Claim, (I) any of the Control Conditions come into existence, (II) the Indemnifying Party materially fails to take reasonable steps necessary to defend diligently such Third-Party Claim and the Indemnifying Party has not cured such material failure within 30 days of receiving notice of such failure, or (III) Buyer reasonably determines that Seller has insufficient funds necessary to continue to reasonably defend diligently such Third-Party Claim and Buyer has provided Seller with at least five Business Days prior written notice of such reasonable determination (the conditions set forth in clauses (A) through (C), the “Self-Defense Conditions”), the Indemnified Party may assume its own defense for that portion of the Claim that is subject to the Self-Defenses Conditions, and any Losses will include the reasonable and documented out-of-pocket fees and disbursements of one outside counsel (and, if applicable, one local counsel in each relevant jurisdiction) of the Indemnified Party.

(c)    In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party, (or, in the event the Indemnified Party has assumed control of the claim, the Indemnifying Party), will have the right to participate in such matter and to retain its own counsel at such Person’s own expense. The Indemnifying Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnified Party) will at all times use reasonable efforts to keep the Indemnified Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnifying Party) reasonably apprised of the status of the defense of those Third-Party Claims the defense of which the Indemnifying Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnified Party) is maintaining and to cooperate in good faith with the Indemnified Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnifying Party) with respect to the defense of any such matter, including making available to the Indemnified Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnifying Party) records relating to such Third-Party Claim; provided, however, that neither the Indemnifying Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnified Party) nor its Affiliates will be obligated to provide any other Person with access to any books or records (including personnel files) or include any other Person in any strategy sessions or discussions where such access would or could reasonably be expected to, based on advice of counsel, (x) result in the waiver of any attorney client privilege, (y) create any liability under applicable law or (z) violate any obligation with respect to confidentiality; provided further, that, in the case of each of the immediately foregoing clauses (x), (y) and (z), the Indemnifying Party (or, in the event the Indemnified Party has assumed control of the claim, the Indemnified Party) will inform the other Person of the general nature of the document or information being withheld and reasonably cooperate with the other Person and its representatives to provide such documentation or information in a manner that would not result in violation of law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of confidential information.
(d)    The Indemnifying Party may not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party, its Affiliates and their respective officers, directors and employees from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing on behalf of the Indemnified Party or its Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner adversely affects, restrains or interferes, in each case, in any material respect with the business of the Indemnified Party and its Affiliates and (iv) does not require any payment by the Indemnified Party or its Affiliates that would not be paid by the Indemnifying Party.
8.5    Indemnification Procedure for Direct Claims. In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), Buyer, in the event the Indemnified Party is a Buyer Indemnified Party, or Seller, in the event the Indemnified Party is a Seller Indemnified Party, will promptly send written notice of such claim to the other Party (a “Notice of Claim”). Such Notice of Claim will specify the basis for such Direct Claim and the provision of this Agreement upon which such Direct Claim is believed to be based and describe in reasonable detail the facts and circumstances giving rise to such Direct Claim, including the amount of Losses and the method of computation of such Losses. The failure by Buyer or Seller, as applicable, to promptly notify the other Party will not limit the right of Buyer or Seller, as applicable, to indemnification with respect to any Direct Claim made pursuant to this Section 8.5 unless, and only to the extent that, such failure to promptly notify such other Party results in the forfeiture of rights and defenses otherwise available to such other Party with respect to such Direct Claim. Seller or Buyer, as applicable, will have 60 days after its receipt of such notice from the Indemnified Party to respond in writing to such Direct Claim. In the event Seller or Buyer, as applicable, does not notify the other Party within 60 days following its receipt of such Notice of Claim that Seller or Buyer, as applicable, disputes the Indemnified Party’s right to indemnification under this Article VIII or the amount thereof, the Indemnified Party will be conclusively entitled to the amount set forth in such Notice of Claim.
8.6    Survival of Indemnification Claims. All claims for indemnification under this Article VIII must be asserted no later than (a) in the case of any claim for indemnification in connection with any Specified Tax Proceeding, the date that is 90 days following the expiration of the applicable statute of limitations, (b) in the case of any claim for indemnification for the Specified Litigation, the date that is 90 days following the date a decision, judgment, decree or other order by any court of competent jurisdiction has been rendered with respect to the Specified Litigation, which decision, judgment, decree or other order has become final and non-appealable and (c) in the case of any other claim for indemnification, the 12-month anniversary of the Closing Date. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, the Indemnifying Party has been properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
8.7    Recovery. Following the final resolution (including any appeal) of any Claim pursuant to which an Indemnified Party has made a claim for indemnification under this Article VIII for any Losses, Buyer, in the event the Indemnified Party is a Buyer Indemnified Party, or Seller, in the event the Indemnified Party is a Seller Indemnified Party, shall deliver to the Indemnifying Party an accounting of any such Losses. In the event the Indemnifying Party has timely disputed the Indemnified Party’s right to indemnification under this Article VIII or the amount thereof, Buyer and Seller will, as promptly as reasonably practicable, establish the merits and amount of such claim for indemnification (by mutual agreement, litigation or otherwise). Within five Business Days of the final determination of the amount of any claim for indemnification under this Article VIII, the Indemnifying Party shall pay to applicable Indemnified Party an amount equal to such finally determined Losses.
8.8    Escrow Account Indemnification Procedures. Any amounts payable to a Buyer Indemnified Party in accordance with this Article VIII shall be paid: (i) first from the Escrow Account by delivery of a joint written instruction from Buyer and Seller to the Escrow Agent to pay to such Buyer Indemnified Party an amount that such Buyer Indemnified Party is entitled to receive under this Article VIII with respect to a claim validly submitted by a Buyer Indemnified Party under this Article VIII, with the Parties to deliver such instructions to the Escrow Agent within five Business Days after the final determination that any Buyer Indemnified Party is entitled to indemnification under this Article VIII; and (ii) second, to the extent the Escrow Balance is not sufficient to satisfy such amount payable, by payment from Seller to such Buyer Indemnified Party, which payment shall be made within five Business Days after the final determination that such Buyer Indemnified Party is entitled to indemnification under this Article VIII, by wire transfer of immediately available funds to the account(s) designated in writing by such Buyer Indemnified Party.
8.9    Tax Treatment. The Parties agree to treat any payment made pursuant to this Article VIII as an adjustment to the purchase price for the assets of the Company for all Tax purposes to the extent permitted by applicable law.

ARTICLE IX
MISCELLANEOUS
9.1    Assignment. This Agreement and the rights under this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, that Buyer may assign without Seller’s consent the provisions and benefits of this Agreement to any Affiliate or to any transferee of all or substantially all of the Company Business, provided that such Affiliate or transferee concurrently assumes in writing all of Buyer’s obligations under this Agreement. This Agreement and the rights hereunder may not be assigned by Seller without the prior written consent of Buyer; provided, however, that Seller may assign this Agreement to any Affiliate of Seller or to any transferee of all or substantially all of the assets of Seller, provided such Affiliate or transferee concurrently assumes all of Seller’s obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, no assignment will relieve the assigning party of its obligations and Liabilities under this Agreement.
9.2    Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier, by certified mail, postage prepaid, return receipt requested or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail), and will be deemed given (a) immediately when sent by email between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), (b) when received if delivered personally or by overnight delivery service or other courier or (c) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:
If to Seller, addressed to:
Greene’s Holding Corporation
c/o Denham Capital Management LP
185 Dartmouth St 7th Fl
Boston, MA 02116
Attn: Mr. Tony Fiore
Email:

With a copy to:
Greene’s Holding Corporation
c/o Fairlead Advisors
3311 Yupon Street, Suite 317
Houston, TX 77006
Attn: Ms. Renee Sass
Email:

With a copy to (which shall not constitute notice):
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, TX 77002
Attention: Atman Shukla
Email: ashukla@sidley.com

If to Buyer, addressed to:
KLX Energy Services Holdings, Inc.
3040 Post Oak Boulevard, 15th Floor
Houston, Texas 77056
Attention: Chris Baker; Max Bouthillette; Keefer Lehner
Email:

With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Sarah Morgan; Mike Marek
Email: smorgan@velaw.com; mmarek@velaw.com
or to such other place and with such other copies as either Seller or Buyer may designate by written notice to the others in accordance with this Section 9.2.
9.3    Choice of Law; Jurisdiction; Venue; Jury Waiver. The Parties stipulate that this Agreement has been entered into in the State of Delaware. This Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. (A) THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE DELAWARE COURT OF CHANCERY OF THE STATE OF DELAWARE FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY; AND (B) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SUITS IN DELAWARE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
9.4    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.5    Expenses. Except as otherwise expressly provided herein (including with respect to Transaction Costs), each Party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

9.6    Completion of Schedules. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedules have the respective meanings assigned in this Agreement. Seller may, at its option, include in the Disclosure Schedules items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The listing (or inclusion of a copy) of a document or other item under one schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it reasonably is clear that such document or other item applies to such other representation or warranty made in this Agreement.
9.7    Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
9.8    Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) Buyer Related Parties and Seller Related Parties with respect to Section 7.1, (c) Indemnified Parties with respect to Article VIII (d) the Protected Persons with respect to Section 7.12 and (e) the Non-Recourse Parties with respect to Section 9.9, no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right in each case, except as expressly provided in this Agreement.
9.9    Non-Recourse. Except in the event of Fraud, this Agreement and the Transaction Documents may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Transactions Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be brought against the named parties to this Agreement or the Transaction Documents, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement or such Transaction Document (in all cases, as limited by the provisions of this Section 9.9). Except in the event of Fraud, no Person who is not a named party to this Agreement or any Transaction Document, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, member, Affiliate, agent, attorney or representative of Buyer, the Company, Seller or any of their respective Affiliates (each a “Non-Recourse Party”), will have or be subject to any Liability or indemnification obligation (whether in contract or in tort, in equity or otherwise) under this Agreement or such Transaction Document, it being expressly agreed and acknowledged that except in the event of Fraud, no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any Liabilities arising under, in connection with or related to this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any Transaction Document) or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its negotiation or execution; and each party hereto waives and releases all such Liabilities against any Non-Recourse Parties. Except in the event of Fraud, to the maximum extent permitted by applicable law, each Party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Non-Recourse Parties, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or actions that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the Liability of a Party on any

Non-Recourse Party, whether granted by Legal Requirements or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement, the other Transaction Documents and any representation or warranty made in, in connection with or as an inducement hereto or thereto.
9.10    No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.
9.11    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
9.12    Waiver of Conflicts. Recognizing that Sidley Austin LLP (“Sidley”) has acted as legal counsel to Seller, certain of the equity holders of Seller, the Company and certain of their respective Affiliates prior to the Closing, and that Sidley intends to act as legal counsel to Seller, certain of the equity holders of Seller and certain of their respective Affiliates (including after the Closing), Buyer (including on behalf of the Company following the Closing) hereby waives and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Sidley representing Seller, any equity holder of Seller or any of its Affiliates after the Closing as a result of Sidley representing the Company prior to the Closing. In addition, all communications involving attorney-client confidences between Seller, any equity holder of Seller or any of their respective Affiliates that relate primarily to the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to such Person and its Affiliates (and not to the Company). Accordingly, the Company will not have the right to access to any such communications, or to the files of Sidley relating to such engagement, whether or not the Closing has occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller or the applicable equity holder of Seller and its Affiliates (and not the Company) will be the sole holders of the attorney-client privilege with respect to such engagement, and the Company will not be a holder thereof, (b) to the extent that the files of Sidley in respect of such engagement constitute property of the client, only Seller or the applicable equity holder of Seller and its Affiliates (and not the Company) will hold such property rights and (c) Sidley will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Sidley and the Company. Notwithstanding anything to the contrary contained in the foregoing, if a dispute arises between Buyer or the Company and a third party (other than a Party or any of their respective Affiliates) after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley to such third party; provided, neither Buyer nor the Company may waive such privilege without the prior written consent of Seller.
9.13    Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.
9.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
9.15    Entire Agreement; Amendments. This Agreement, together with all Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.
(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

BUYER:

KLX ENERGY SERVICES HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Max L. Bouthillette
Name:    Max L. Bouthillette
Title:    Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

    Signature Page to Purchase and Sale Agreement

SELLER:

GREENE’S HOLDING CORPORATION
a Delaware corporation

By:    /s/ Renee Sass
Name:    Renee Sass
Title:    Chief Financial Officer

    Signature Page to Purchase and Sale Agreement

EXHIBIT A
DEFINED TERMS
“AAA” is defined in Section 3.2(b).
“Act of Bankruptcy” is defined in Section 5.32.
“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary in this definition or in the Transaction Documents, except in the case of the definitions of Debt, Seller Indemnified Parties, Seller Related Parties and Sections 4.5 (Brokers’ Fees; Expenses), 5.5(a) (Real Property), 5.28 (Affiliate Transactions), 6.21 (No Other Representations and Warranties; Disclaimer), 7.4 (Confidentiality), 7.6 (Books and Records), 7.7 (Publicity), 8.3 (Limitations), 9.9 (Non-Recourse), and 9.12 (Waiver of Conflicts), no Seller Sponsor Persons shall be deemed an Affiliate of Seller.
“Affiliate Transaction” is defined in Section 5.28.
“Aged Receivable” means Receivables of the Company set forth on Schedule 1.1(a).
“Agreed Tax Treatment” is defined in Section 7.5(a)(i).
“Agreement” is defined in the preamble.
“Allocation” is defined in Section 7.5(a)(ii).
“Annual Financial Statements” is defined in Section 5.12(a).
“Applicable Date” means February 13, 2018, the date upon which Buyer consummated its initial public offering of Buyer Common Stock on NASDAQ.
“Assignment Agreement” is defined in Section 2.4(a).
“Books and Records” means all books and records primarily relating to the Company, the Company Business and the Company Assets in any media or format, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, supplier lists, personnel records relating to the employees of the Company, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.
“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.
“Buyer” is defined in the preamble.
“Buyer Common Stock” means the Common Stock, par value $0.01 per share, of Buyer.
“Buyer Financial Statements” is defined in Section 6.6(b).

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company), and the successors and assigns of any of the foregoing.
“Buyer Material Adverse Effect” means, with respect to Buyer and its Affiliates, any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect (calculated net of insurance proceeds to the extent actually received by Buyer) on (a) the business, results of operations or condition (financial or otherwise) of the business of Buyer, or (b) Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents.
“Buyer Preferred Stock” means the Preferred Stock, par value $0.01 per share, of Buyer.
“Buyer Related Parties” means, collectively, Buyer, its Affiliates and their respective directors, officers, managers, employees, owners, advisors and representatives.
“Buyer SEC Reports” is defined in Section 6.6(a).
“Buyer’s Subsidiary Party” is defined in Section 2.1(a).
“CAA” means the federal Clean Air Act, as amended.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash” means all cash and cash equivalents (including any certificates of deposit with an original maturity of three months or less), of the Company and determined in accordance with GAAP; provided, that Cash shall not include (a) cash held outside the United States, (b) any cash or cash equivalents that are restricted and will not be available for use after Closing, (c) any amounts reflected in Net Working Capital and (d) any cash pledged as collateral in respect of Seller’s insurance policies. For the avoidance of doubt, Cash (i) shall exclude any checks or drafts issued by the Company that are uncleared, (ii) shall include checks, wire transfers, drafts, and other deposits received by or available for deposit for the account of the Company (including any issued but uncleared checks or drafts) and (iii) shall exclude any cash and cash equivalents held in escrow or as a deposit.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders by or before a Governmental Authority or any arbitrator.
“Closing” is defined in Section 2.3.
“Closing Adjustment Shares” is defined in Section 2.1(b).
“Closing Date” is defined in Section 2.3.
“Closing Statement Dispute Notice” is defined in Section 3.2(b).
“Closing VWAP” means $13.3168.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Costs” means any Taxes and reasonable and documented, out of pocket costs and expenses (including reasonable attorneys’ fees) incurred in good faith by Buyer or the Company, in each case solely to the extent arising out of the collection, receipt of payment and remittance to Seller of the Post-Closing Proceeds.
“Company” is defined in the recitals.
“Company Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company, including, for the avoidance of doubt, the Company Owned Real Property.
“Company Business” means the business and operations performed by the Company, and the ownership and use of the Company Owned Real Property.
“Company Intellectual Property” is defined in Section 5.9(a).
“Company Material Adverse Effect” means, with respect to the Company, any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect (calculated net of insurance proceeds to the extent actually received by the Company) on (a) the business, results of operations or condition (financial or otherwise) of the Company Business, or (b) Seller’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents; provided, however, that, solely with respect to Section 5.4(a), none of the following, if occurring, either alone or in combination, shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes generally affecting the industries in which the Company or any of its Affiliates operates, whether international, national, regional, state, provincial or local, (b) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (c) effects of weather or other meteorological events, natural disasters or pandemics or epidemics (including the COVID-19 pandemic), (d) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (e) changes in Legal Requirements or GAAP (or other accounting principles or regulatory policy), or the interpretation or enforcement thereof, (f) actions or omissions required to be taken or not taken by the Company or Seller in accordance with this Agreement or the other Transaction Documents, or (g) any act of Buyer or any of its Affiliates. Notwithstanding anything to the contrary in the foregoing, with respect to Section 5.4(a), a fact, effect, development, occurrence, event, change, or circumstance referenced in any one or more of the foregoing clauses (a) through (e) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if such fact, effect, development, occurrence, event, change, or circumstance has a disproportionate material adverse impact on the Company or the Company Business, as a whole, as compared to other oilfield services companies.
“Company Owned Real Property” is defined in Section 5.5(a).
“Confidential Information” is defined in Section 7.4.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Continuing Support Obligations” is defined in Section 7.15(c).
“Contract” means any written or oral contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, letter of credit, guaranty, surety or any other legally binding arrangement.
“Contract Legend” means the following legend to be placed on the Buyer Common Stock issued to Seller as Closing Adjustment Shares pursuant to Section 2.1(c):
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 7.10 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MARCH 8, 2023, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN KLX ENERGY SERVICES HOLDINGS, INC. AND GREENE’S HOLDING CORPORATION, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Control Conditions” is defined in Section 8.4(a).
“Creditors’ Rights” is defined in Section 4.2.
“D&O Protection” is defined in Section 7.12(a).
“Debt” means, without duplication, any Liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments; (ii) representing the deferred purchase price of property, assets or services to the extent the Company is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price Liabilities; (iii) in respect of any declared but unpaid dividends or distributions; (iv) all liabilities with respect to letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent drawn or called as of such time; (v) in respect of interest, fees, prepayment premiums, penalties and other expenses owed with respect to the Debt referred to above assuming the repayment in full of such Debt as of such time of determination; (vi) in respect of payment obligations due and owing under any interest rate, currency or other hedging agreement; (vii) in respect of deferred compensation, accrued bonus, including cash bonus, commission payments, stock bonus, ownership enhancement bonus, and profit sharing and 401(k) payments to be made by the Company in connection with the 401(k) match program, including the employer portion of any employment or payroll Taxes or other benefit payments arising as a result of any such payments, but in each case excluding any obligation with respect to the deliverable set forth in Section 2.4(k) and also excluding amounts accrued for land bonuses and job bonuses paid to hourly employees, (viii) in respect of any deferred obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 aid), (ix) in respect of obligations with respect to any lease that is classified as a finance lease in accordance with GAAP; (x) in respect of any underfunded pension Liability and accrued but unpaid self-insured medical claims and employer contributions under any retirement plan, post-retirement health or welfare benefits; (xi) in respect of any deferred revenue; (xii) in respect of any management or advisory fees or similar fees payable to any Seller Sponsor Persons, Seller or any of their respective Affiliates; (xiii) in respect of any costs payable upon termination of the Contracts set forth on Schedule 1.1(b); and (xiv) in respect of indebtedness of the type referred to in the foregoing clauses (i) through (xiii) of any Person that is guaranteed by the Company or that is secured by any Lien on any property or asset of the Company; provided, however, that (A) any item included in Transaction Costs and (B) any amounts owed pursuant to any Severance Benefit Contract, in each case, will not constitute Debt.
“Direct Claim” is defined in Section 8.5.
“Disclosure Schedules” means the disclosure schedules prepared by each Party and attached to this Agreement.
“Disputed Items” is defined in Section 3.2(b).
“Employee Retention Credit” means the employee retention tax credit under Section 2301 of the CARES Act.
“Employment Agreement” is defined in Section 2.4(g).
“Environmental Authorization” means any license, permit, certificate, order, approval, consent, written notice, registration, exemption, variance, filing, or other authorization required from and/or issued by a Governmental Authority pursuant to any Environmental Law.
“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health and safety (in sole respect of exposure to Hazardous Materials), natural resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include the following: CAA, CERCLA, EPCRA, FIFRA, FWPCA, OPA, OSHA (in sole respect of exposure to Hazardous Materials), RCRA, SARA and TSCA.
“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, as amended.
    “Equity Interests” is defined in the recitals.
“ERISA” is defined in Section 5.19(a)(i).
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Account” means the account held by the Escrow Agent subject to the Escrow Agreement for the Escrow Amount.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement, dated as of even date herewith, by and among Seller, Buyer and the Escrow Agent, in the form attached hereto as Exhibit E.
“Escrow Amount” means $1,500,000.

“Escrow Balance” means the Escrow Amount, minus any disbursements from the Escrow Account from time to time in accordance with this Agreement and the Escrow Agreement.
“Escrow Release Date” means the later of (a) the date that is 30 days following the Final Determination of the Specified Tax Proceeding and (b) the 12-month anniversary of the Closing Date.
“Estimated Closing Statement” is defined in Section 3.1.
“Estimated Net Debt Amount” is defined in Section 3.1.
“Estimated Net Working Capital” is defined in Section 3.1.
“Estimated Net Working Capital Deficit” means the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Threshold Floor.
“Estimated Net Working Capital Excess” means the amount, if any, by which Estimated Net Working Capital is greater than the Net Working Capital Threshold Ceiling.
“Estimated Stock Consideration” means the number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to:
(a) 2,359,108, minus (if positive) or plus the absolute value of (if negative)
(b) an amount equal to
    (i) the sum of:
(A) the Estimated Net Debt Amount (which amount may be positive or negative), plus
(B) the Estimated Net Working Capital Deficit (if any), minus
(C) the Estimated Net Working Capital Excess (if any);
    divided by (ii) the Closing VWAP.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Excluded Liabilities” means Losses directly attributable to the Liabilities set forth on Schedule 1.1(c), including the Specified Litigation and Specified Tax Proceedings (but only to the extent of any payments or penalties required to be paid pursuant to the Final Determination of the Specified Tax Proceedings), but excluding any Losses (a) arising out of, resulting from or related to Buyer’s participation in or control of the Specified Litigation Proceedings or Specified Tax Proceedings (except to the extent any of the Self-Defense Conditions is satisfied (but excluding from the determination of whether the Self-Defense Condition set forth in clauses (B) and (C)(I) of the definition thereof is satisfied, clause (iii) of the definition of Control Conditions)), any matter to which Buyer has consented in writing, or Buyer’s review of any documents, filings or materials in connection with the Specified Litigation Proceedings or Specified Tax Proceedings in accordance with Sections 7.14 and 7.5(c), respectively (provided, however, that no Losses arising out of, resulting from or related to any action taken by Buyer that is not directly related to the Specified Litigation Proceedings or the Specified Tax Proceedings shall be excluded) or (b) included in or otherwise accounted for in the calculation of Net Working Capital or the stock consideration adjustment pursuant to Article III.
“Facilities” is defined in Section 5.5(c).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.
“Final Closing Date Balance Sheet” is defined in Section 3.2(a).
“Final Closing Statement” is defined in Section 3.2(a).
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and non-appealable, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under U.S. state or local or non-U.S. law) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Buyer and Seller which they agree will have the same effect as an item in the foregoing clauses (a), (b) or (c) for purposes of this Agreement.
“Final Stock Consideration” means the number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to:
(a) 2,359,108, minus (if positive) or plus the absolute value of (if negative)
(b) an amount equal to
    (i) the sum of:
(A) the Net Debt Amount (which amount may be positive or negative), plus
(B) the Unpaid Transaction Costs, plus
(C) the Net Working Capital Deficit (if any), minus
(D) the Net Working Capital Excess (if any);
    divided by (ii) the Closing VWAP.
“Financial Statements” is defined in Section 5.12(a).
“FLSA” is defined in Section 5.18(a)(i).
“Fraud” means, with respect to a Person, a knowing and intentional misrepresentation of a material fact or concealment of a material fact by such Person with respect to any representation or warranty in this Agreement (or the corresponding Disclosure Schedule, as applicable) (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), or a knowing and intentional concealment of facts by such Person with respect to such representations and warranties. Notwithstanding the foregoing,

“Fraud” does not include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.
“FWPCA” means the federal Water Pollution Control Act, as amended.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, as consistently applied by the Company.
“Government Contract” is defined in Section 5.8(a)(xx).
“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any person acting in an official capacity for such Governmental Authority, including (i) a foreign official as defined in the FCPA, (ii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for non-U.S. political office.
“Governmental Authority” means any governmental, quasi-governmental, state, tribal, municipal, regional, provincial, county, city or other political subdivision of the United States or any other country, or any agency, or court foreign or domestic, or statutory or regulatory body thereof.
“Hazardous Material” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated by, or as to which liability is imposed under any Environmental Law, including:
(a)    hazardous wastes, as defined in RCRA or in any other Environmental Law;
(b)    hazardous substances, as defined in CERCLA or in any other Environmental Law;
(c)    toxic substances, as defined in TSCA or in any other Environmental Law;
(d)    pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;
(e)    insecticides, fungicides, or rodenticides, as defined in FIFRA or in any other Environmental Law;
(f)    petroleum, crude oil, or any derivatives thereof; and
(g)    gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, per- and poly-fluoroalkyls, radioactive materials or radon.
“HCERA” is defined in Section 5.19(g).
“Healthcare Reform Laws” is defined in Section 5.19(g).
“Improper Payment Laws” means the FCPA, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable law regarding anti-bribery or illegal payments or gratuities.

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.
“Indemnifying Party” is defined in Section 8.4(a).
“Independent Accountant” is defined in Section 3.2(b).
“Insurance Policies” is defined in Section 5.22.
“Intellectual Property Rights” means all proprietary, industrial and intellectual property rights in the United States and foreign, including: (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators and all contractual rights relating to the foregoing; (f) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.
“Interest” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“Interim Balance Sheet” is defined in Section 5.12(a).
“Interim Financial Statements” is defined in Section 5.12(a).
“Joint Development Agreement” is defined in Section 5.8(a)(xiii).
“Key Employee” means each of Adam Doyle, Richard Ramos and Shawn Skiehar.
“Knowledge” or any similar phrase (a) with respect to Seller, means the actual knowledge, after reasonable due inquiry of their direct reports, of Adam Doyle, Renee Sass and Richard Ramos and (b) with respect to Buyer, means the actual knowledge, after reasonable due inquiry of their direct reports, of Chris Baker and Keefer Lehner.
“Leased Equipment” is defined in Section 5.6(a).
“Legal Requirement” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, or authorization of any Governmental Authority.
“Liabilities” means any and all debts, liabilities, penalties, fees, commitments, and obligations, of any kind or nature whatsoever, whether accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, action or order from a Governmental Authority and those arising under any Contract.

“Lien” means any lien (statutory or other), assignment (as security), pledge, hypothecation, claim, restriction, easement, right of way, servitude, encroachment or overlapping of improvements, exception to title, charge, security interest, mortgage, deed of trust, encumbrance, or any other security agreement or preferential agreement having substantially all the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).
“Loss” means, collectively, any loss, liability, damages, cost, expense, Tax, judgment, penalty, fine, interest or amount paid in settlement or expenses related to any of the foregoing (including reasonable and documented costs of investigation and out-of-pocket legal and other professional fees and expenses).
“Material Contract” is defined in Section 5.8(a).
“Material Waiver” means a waiver by the Company of a provision of a Material Contract which waiver will result in the Company either (a) receiving materially less monetary consideration under the Material Contract in the aggregate than the Company would have received without the waiver, or (b) assuming materially greater liability under the Material Contract in the aggregate than the Company would have assumed without the waiver.
“NASDAQ” is defined in Section 6.7.
“Net Debt Amount” means an amount (which amount may be positive or negative) equal to (a) the total Debt of the Company as of immediately prior to the Closing, plus (b) $1,700,000 less (c) Cash held by the Company as of immediately prior to the Closing.
“Net Working Capital” means total current assets of the Company (excluding Cash) less total current liabilities (including current Tax liabilities, but excluding Debt (whether long-term or the current portion thereof) and Transaction Costs) of the Company, in each case, calculated in accordance with Schedule 3.1 as of immediately prior to the Closing. For the avoidance of doubt, for purposes of the foregoing, Tax assets and deferred Tax liabilities shall not be taken into account.
“Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital is less than the Net Working Capital Threshold Floor.
“Net Working Capital Excess” means the amount, if any, by which the Net Working Capital is greater than the Net Working Capital Threshold Ceiling.
“Net Working Capital Threshold Ceiling” means $11,100,000.
“Net Working Capital Threshold Floor” means $10,500,000.
“Non-Recourse Party” is defined in Section 9.9.
“Notice of Claim” is defined in Section 8.5.
“Off-the-Shelf Software” means non-exclusive licenses for software that is (a) licensed under “shrink-wrap” or “click-through” contracts or agreements; (b) generally commercially available on reasonable terms through commercial distributors or in a retail store; and (c) licensed for a fee of no more than $100,000 per year; provided, however, that the software provided pursuant to the Company’s Contract with UKG is hereby deemed to be Off-the-Shelf Software.

“OPA” means the Oil Pollution Act of 1990, as amended.
“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are taken in the ordinary course of the normal, day-to-day operations of such Person, but shall not include actions that are in violation of any Legal Requirement or Contracts to which such Person is a party.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
“OSHA” means the federal Occupational Safety and Health Act, as amended.
“Overpayment” is defined in Section 3.3(a).
“Owned Intellectual Property” is defined in Section 5.9(a).
“Party” and “Parties” are defined in the preamble.
“Permit” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, clearances, certificates, waivers, consents, exemptions, variances, franchises and similar consents, in each case by or of a Governmental Authority.
“Permitted Liens” means, with respect to any Person:
(a)    Liens for current period Taxes which are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;
(b)    Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the financial statements of such Person;
(c)    with respect to the Real Property, defects, irregularities in title, easements, encroachments, easements, rights of way, covenants, conditions, servitudes, conditions, restrictions, exceptions, reservations, limitations and other non-monetary Liens (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that (i) are contained in any document filed or recorded in the real property records of the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such property that do not, and are not reasonably likely to, materially impair the current use or value of the Real Property subject thereto, (ii) are disclosed on any title commitment, title policy, title report or surveys made available prior to the Closing Date, or (iii) individually or in the aggregate, do not, and are not reasonably likely to, materially impair the current use or value of the Real Property subject thereto;
(d)    Liens affecting a landlord’s interest in any of the real property leased to such Person or its Subsidiaries so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected);
(e)    matters which would be disclosed by an accurate survey or inspection of the Real Property that do not, and are not reasonably likely to, materially impair the use or value of such Real Property;
(f)    zoning restrictions and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Real Property in any manner, and all applicable laws, rules, regulations and orders with respect thereto;
(g)    as to the portion of the Real Property lying under public roads, highways and waterways, the rights of the public to the use thereof;
(h)    pledges or deposits to secure public or statutory obligations or appeal bonds arising or incurred in the Ordinary Course of Business;
(i)    pledges or deposits under workers’ compensation legislation, unemployment insurance Legal Requirements or similar Legal Requirements, in each case arising or incurred in the Ordinary Course of Business;
(j)    Liens created by or on behalf of Buyer or any of its Affiliates;
(k)    Liens arising solely from restrictions under securities Legal Requirements or contained in the Organizational Documents of the Company;
(l)    with respect to the Company, Liens created by Buyer’s (or any of its Affiliate’s or Representative’s) examination or inspection of the Company’s assets; and
(m)    Liens listed on Schedule 1.1(d).
“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.
“Personal Information” means any information relating to an identified or identifiable natural person, device or household.
“Personal Property” is defined in Section 5.6(c).
“Plan” and “Plans” are defined in Section 5.19(a).
“Post-Closing Proceeds” is defined in Section 7.9.
“PPACA” is defined in Section 5.19(g).
“Private Placement Legend” is defined in Section 2.1(b).
“Proprietary Software” means all Software owned or purported to be owned by the Company other than Off-the-Shelf Software.
“Protected Person” is defined in Section 7.12(a).

“Qualified Expenses” is defined in Section 2.6(d).
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be issued by Beazley USA Services, Inc.
“RCRA” means the Resource Conservation and Recovery Act, as amended.
“Real Property” is defined in Section 5.5(c).
“Receivables” means all accounts receivable, bills receivable and trade accounts receivable of the Company, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Recoupment Action” is defined in Section 7.14(b).
“Registered Intellectual Property” is defined in Section 5.9(a).
“Registration Rights and Lock-Up Agreement” is defined in Section 2.4(f).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.
“Replacement Date” is defined in Section 7.15(b).
“Research Institution” is defined in Section 5.9(f).
“Restrictive Covenant Agreement” is defined in Section 2.4(h):
“Restrictive Legend” means the following restrictive legend to be placed on the Buyer Common Stock issued to Seller as Estimated Stock Consideration:
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 4 OF THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF MARCH 8, 2023, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN KLX ENERGY SERVICES HOLDINGS, INC. AND GREENE’S HOLDING CORPORATION, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.
“Scheduled Leases” is defined in Section 5.5(b).
“Scheduled Permits” is defined in Section 5.7.
“Scheduled Personal Property” is defined in Section 5.6(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Self-Defense Conditions” is defined in Section 8.4(a).
“Seller” is defined in the preamble.
“Seller Consolidated Group” means any Consolidated Group of which each of (i) the Company and (ii) Seller or an Affiliate of Seller (other than the Company), is or was a member on or prior to the Closing Date.
“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.
“Seller Credit Support” is defined in Section 7.15(a).
“Seller Indemnified Parties” means Seller and its Affiliates (excluding, following the Closing, the Company), and the successors and assigns of any of the foregoing.
“Seller Related Parties” means, collectively, Seller, its Affiliates and their respective directors, officers, managers, employees, owners, advisors, agents and representatives.
“Seller Sponsor Persons” means Denham IV Continuation Fund LP and Trace Capital Management LP.
“Severance Benefit Contract” means each Contract set forth on Schedule 7.13(a).
“Sidley” is defined in Section 9.12.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (c) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Specified Contract Rights” has the meaning set forth in Section 7.3.
“Specified Contracts” has the meaning set forth in Section 7.3.
“Specified Litigation” means the matters set forth on Schedule 1.1(e).
“Specified Litigation Proceedings” is defined in Section 7.14(a).
“Specified Remediation Matters” means the matters set forth on Schedule 1.1(f).
“Specified Tax Proceeding” is defined in Section 7.5(c).
“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Surrendered Adjustment Shares” is defined in Section 3.3(a)(i).
“Tail Policy” is defined in Section 7.12(b).
“Tax” or “Taxes” means  any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not;  any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and  any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
“Tax Proceeding” is defined in Section 7.5(b).
“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 8.4(a).
“Top Customer Group” is defined in Section 5.17(b).
“Top Customers” is defined in Section 5.26(a).
“Top Suppliers” is defined in Section 5.26(b).
“Transaction Costs” means (i) all fees and expenses payable to the Company’s advisors and other fees from and expenses of professional service firms incurred by the Company or for which the Company is liable in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to the Company, including all fees, costs and expenses of legal counsel, financial advisors, accountants, or other representatives and consultants, in each case to the extent unpaid as of immediately prior to Closing, (ii) all “single trigger” sale, change of control or transaction bonuses, stay or retention bonuses, exit bonuses or similar bonuses that become payable solely as a result of the Transactions (including the employer portion of any employment or payroll Taxes arising as a result of any such payments, regardless of whether or not such amounts are then due and payable or deferred under Section 2302 of the CARES Act (or any similar provision of state or local law)), but excluding any payments pursuant to any Severance Benefit Contract and any obligation with respect to the deliverable set forth in Section 2.4(k), (iii) all obligations of Seller or the Company payable under the Company’s or Seller’s incentive plans or similar plans (including the Company’s 2022 Short-Term Annual Incentive Plan), but excluding any obligation with respect to the deliverable set forth in Section 2.4(k), and (iv) the costs and expenses of the Tail Policy.

“Transaction Documents” means this Agreement and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer Agent” means Computershare.
“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Buyer Common Stock.
“Transfer Taxes” is defined in Section 7.5(d).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“TSCA” means the Toxic Substances Control Act, as amended.
“Underpayment” is defined in Section 3.3(c).
“Unpaid Transaction Costs” is defined in Section 3.2(a).

EXHIBIT B
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

[Intentionally Omitted]

    B-1

EXHIBIT C
FORM OF EMPLOYMENT AGREEMENT

[Intentionally Omitted]
    C-1

EXHIBIT D
R&W INSURANCE POLICY

[Intentionally Omitted]
    D-1

EXHIBIT E
ESCROW AGREEMENT

[Intentionally Omitted]
    E-1